Exhibit 2.1

EXECUTION VERSION

Dated August 17, 2018
KEYSTONE FOODS HOLDINGS LIMITED as Seller, and TYSON FOODS, INC. as Buyer, and, solely for the purposes of Article 11, MARFRIG GLOBAL FOODS S.A.
SHARE PURCHASE AGREEMENT

i

	3.25	No Other Representations and Warranties	40
4	Representations and Warranties of Buyer		40
	4.1	Authorization; Binding Effect	40
	4.2	Corporate Status	40
	4.3	Governmental Approvals	40
	4.4	No Conflicts	41
	4.5	Purchase for Investment	41
	4.6	Litigation	41
	4.7	Financial Ability to Perform	41
	4.8	Solvency	41
	4.9	Professionals, Brokers and Finders	42
	4.10	Condition of the Business	42
	4.11	Independent Investigation	43
5	Covenants		43
	5.1	Conduct of Business	43
	5.2	Confidentiality, Access and Information	46
	5.3	Public Announcements	48
	5.4	Further Actions	48
	5.5	Governmental Approval	48
	5.6	Restructuring Plan	51
	5.7	Further Assurances	51
	5.8	Notices of Certain Events	51
	5.9	Resignations	52
	5.10	Non-Competition; Non-Solicitation	52
	5.11	Intercompany Accounts and Related Party Agreements	55
	5.12	Korean Business	55
	5.13	Transition Planning	56
	5.14	Financing Cooperation	56
	5.15	Other Offers	56
6	Conditions Precedent		57
	6.1	Conditions to Obligations of Each Party	57
	6.2	Conditions to Obligations of Buyer	57
	6.3	Conditions to Obligations of Seller	58
7	Employees and Employee Benefit Plans		59
	7.1	General	59
8	Termination		60
	8.1	Termination	60
	8.2	Effect of Termination	62
	8.3	Fees and Expenses Following Termination	62
9	Indemnification		63
	9.1	Indemnification by Seller	63

ii

	9.2	Indemnification by Buyer	64
	9.3	Certain Limitations	64
	9.4	Payment Adjustments	66
	9.5	Indemnification Procedures	67
	9.6	Survival of Representations, Warranties and Covenants	70
	9.7	Duty to Mitigate	70
10	Tax Matters		70
	10.1	Tax Returns	70
	10.2	Amended Returns	72
	10.3	Allocation of Tax Liability	72
	10.4	Tax Elections	72
	10.5	Section 965 of the Code	73
	10.6	Tax Cooperation	73
	10.7	Transfer Taxes	73
	10.8	Tax Contests	74
	10.9	Termination of Existing Tax Sharing Agreements	74
11	Miscellaneous		75
	11.1	Fees and Expenses	75
	11.2	Notices	76
	11.3	Entire Agreement	77
	11.4	Certain Limitations	77
	11.5	Schedules	78
	11.6	Amendment; Waivers	79
	11.7	Severability	79
	11.8	Counterparts	79
	11.9	Binding Effect	79
	11.10	Assignment	80
	11.11	No Third-Party Beneficiaries	80
	11.12	Construction; Cooperation	80
	11.13	Governing Law	80
	11.14	Specific Performance	81
	11.15	Legal Representation	81
	11.16	Certain Waivers	82
	11.17	Seller and Buyer Release	83
	11.18	Marfrig Guarantee	84
	11.19	No Recourse	85

iii

SHARE PURCHASE AGREEMENT, dated as of August 17, 2018, by and between:

(1)	TYSON FOODS, INC., a company organized under the laws of Delaware (“Buyer”); and

(2)	KEYSTONE FOODS HOLDINGS LIMITED, a private limited company organized under the laws of England and Wales (“Seller”, and collectively with Buyer, the “Parties”); and

(3)	solely with respect to Article 11, MARFRIG GLOBAL FOODS S.A., a Brazilian corporation (sociedade por ações) and the ultimate parent of Seller (“Marfrig”).
Capitalized terms used herein without definition are defined in Section 1.1.
W I T N E S S E T H :
WHEREAS:

(A)
Seller owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of MFG (USA) Holdings, Inc., a Delaware corporation (the “US Company”) and all of the issued and outstanding shares of McKey Luxembourg Holdings S.à r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (the “Lux Company” and each of the US Company and the Lux Company, a “Company”); and

(B)	Seller wishes to sell the Shares to Buyer, and Buyer wishes to purchase the Shares from Seller, on the terms and subject to the conditions and for the consideration described in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1	Definitions

1.1	Definitions of Certain Terms
The following terms, as used herein, have the following meanings:
“Accounting Firm” has the meaning given in Section 2.4.3.
“Accounting Principles” means: (i) IFRS in effect as of the date hereof; and (ii) to the extent not inconsistent with (i), the accounting methods, practices, procedures and policies used in the preparation of the Financial Statements, including the reporting period closing dates, consistently applied.
“Acquisition Proposal” means any offer or proposal for a merger or other business combination involving any Group Company, or any acquisition of any equity interest in, or 25% or more of the assets of the Group Companies, other than the transactions contemplated by this Agreement and other than to the extent related solely to the Excluded Business.
“Affiliate” of a Person means a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person; provided that, BNDES shall not be deemed an Affiliate of Seller, Marfrig or any Group Company.

“Agreed Allowance” means $244,000,000.
“Agreement” means this Share Purchase Agreement, including the Schedules and Exhibits hereto, as may be amended from time to time.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010, and all other applicable anti-corruption Laws.
“Balance Sheet Date” has the meaning given in Section 3.7.
“Base Price” means $2,400,000,000.
“BNDES” means BNDES Participações S.A.
“BNDES Consent” has the meaning given in Section 6.1.3.
“Business” means the business of production and supply of fresh, frozen and cooked (whether partially or fully) animal protein and other products, including further processed products, as conducted by the Group Companies, but excluding the Excluded Business.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, São Paulo, Brazil or London, England are authorized or required to close.
“Buyer” has the meaning given in the preamble of this Agreement.
“Buyer Fundamental Representations” means the representations and warranties contained in Sections 4.1 (Authorization; Binding Effect), 4.2 (Corporate Status) and 4.9 (Professionals, Brokers and Finders).
“Buyer Indemnitees” has the meaning given in Section 9.1.
“Buyer Released Parties” has the meaning given in Section 11.17.1.
“Buyer Releasing Parties” has the meaning given in Section 11.17.1.
“Cap” means an amount equal to: (i) the Base Price; (ii) minus the Agreed Allowance.
“Cash” means the aggregated cash, cash equivalents (to the extent convertible to cash within 90 days), bank deposits and marketable securities of or held by the Group Companies, as such cash and cash equivalents may be reduced by outstanding checks and drafts or pending electronic debits; provided, however, to the extent a Group Company is not wholly-owned by Seller or its Affiliates, the “Cash” of such Group Company shall be adjusted pro rata according to Seller’s equity interest in such Group Company. The Cash of the Group Companies as of the Reference Time shall be calculated pursuant to, and on the same basis of, Section 1.1(A) of the Disclosure Schedule, which contains a sample calculation of the Cash of the Group Companies as of June 30, 2018.
“Closing” has the meaning given in Section 2.2.
“Closing Date” has the meaning given in Section 2.2.
“Closing Statement” has the meaning given in Section 2.4.1

“Code” means the U.S. Internal Revenue Code of 1986.
“Collective Bargaining Agreement” means any agreement, binding memorandum of understanding or other contractual obligation between any Group Company and any labor organization or other authorized employee representative representing Service Providers.
“Company” has the meaning given in the recitals to this Agreement.
“Company Intellectual Property” means any and all Intellectual Property owned by any Group Company.
“Competing Business” means:

(i)
in a Restricted Territory, (A) the production of an Existing Product that is a Covered Product for that Restricted Territory or (B) the sale or distribution of an Existing Product that is a Covered Product for that Restricted Territory other than Specified Products if sold or distributed to a Person other than an Existing Customer;

(ii)
in any country that is not a Restricted Territory where the Business has supplied an Existing Customer, the sale or distribution of Existing Products in that country other than Specified Products if sold or distributed to a Person other than an Existing Customer; and

(iii)
For the avoidance of doubt, none of the following shall constitute a “Competing Business”: (A) the sale or distribution of any Existing Product or any other product to a country that is not a Restricted Territory where the Business has not supplied an Existing Customer as of the Closing Date; (B) the sale or distribution of products other than Existing Products in any country, including a Restricted Territory; (C) the production of Existing Products or any other product in any country other than a Restricted Territory; or (D) the production of products other than Existing Products in a Restricted Territory.

“Conditions Satisfaction Date” has the meaning given in Section 2.2.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 11, 2018, between Marfrig and Buyer.
“Consent” means any written consent, approval, authorization, certificate, waiver, permit, exemption or order of, registration or filing with, or report or notice to, or similar authorization of, any Person, including any Governmental Authority.
“Continuing Employee” has the meaning given in Section 7.1.1.
“Contract” means any written contract, purchase order, note, mortgage, indenture, license, lease or other instrument or arrangement.
“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Covered Products” means: (i) poultry Existing Products in the United States of America, China, Malaysia, Thailand and South Korea; (ii) beef Existing Products in Australia, China, Malaysia and South Korea; (iii) fish Existing Products in United States of America, China and Malaysia; (iv) pork Existing Products in China, Thailand and South Korea; (v) bakery Existing Products in China; and (vi) vegetable Existing Products in Malaysia.
“Covered Taxes” means any (i) Taxes of any Group Company for any Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date, (ii) Taxes of any Person (other than any other Group Company) imposed on any Group Company under Treasury Regulations Section 1.1502-6 (or under any similar provision of state, local or non-U.S. Law) as a result of such Group Company being or having been a member of an affiliated, consolidated, combined, unitary or similar group for Tax purposes prior to the Closing Date, (iii) Taxes of any Group Company arising under the principles of transferee or successor liability as a result of a transaction occurring prior to the Closing Date or by reason of being a party to any Tax Sharing Agreement entered into prior to the Closing Date, (iv) Taxes of any Group Company as a result of a breach by Seller of any covenant or agreement contained in Section 5.1.1(e), Section 5.1.1(xii) or Article 10, (v) Taxes of any Group Company that is, or was, a “United States shareholder” (as such term is defined in Section 951 of the Code) of a “Specified Foreign Corporation” (as such term is defined in Section 965 of the Code) prior to the Closing Date arising as a result of Section 965 of the Code, (vi) Transfer Taxes required to borne by Seller pursuant to Section 10.7, (vii) Taxes of any Group Company arising solely out of the transactions undertaken to effectuate the Restructuring Plan and (viii) any Taxes arising as a result of the sale of Buyer’s equity interests in McKey Korea LLC to Seller as provided in Section 5.12.
“Credit Agreement” means the Amended and Restated Credit Agreement by and among McKey Luxembourg Holdings S.à r.l Keystone Foods HoldCo LLC, Keystone Foods Intermediate LLC, McKey Luxembourg S.à r.l the several banks and other financial institutions or entities from time to time parties to the agreement, Coöperatieve Centrale Raiffeisen‑Boerenleenbank B.A., New York Branch, Bank of Montreal, ING Capital LLC, Industrial and Commercial Bank of China Limited, New York Branch, and Farm Credit Services of America, PCA, dated as of December 11, 2015, as amended on December 21, 2016, June 8, 2017 and May 14, 2018, and related agreements.
“Currency Conversion Methodology” means, with respect to any currency other than United States dollars, the relevant foreign exchange for such currency to United States dollars for the Business Day immediately prior to the Conditions Satisfaction Date as published in the Wall Street Journal.
“Data Room” means the Smartroom virtual data rooms (including the “clean room”) managed by Seller as the same existed at 7:00 p.m. (New York time) on August 16, 2018, the contents of which are contained in one or more CD-ROMs or other flash drives to be delivered by Seller to Buyer or its Representatives as soon as reasonably practicable after the date of this Agreement.
“De Minimis Loss” has the meaning given in Section 9.3.1.

“Deductible Amount” means an amount equal to: (i) the Base Price; (ii) minus the Agreed Allowance; (iii) multiplied by 0.75%.
“Designated Company” means any company publicly-listed as of the date hereof and headquartered in South America whose primary business is the production, sale and distribution of animal protein products or other food products.
“Disclosure Schedule” has the meaning given in Article 3.
“EHS Report” means the final 2018 reports prepared by Ramboll US Corporation or its Affiliates in connection with the transactions contemplated by this Agreement and made available in the Data Room.
“Environmental Law” means any applicable Law relating to Hazardous Substances, human health and safety (solely as it relates to exposure to Hazardous Substances) or the environment, natural resources, endangered or threatened species or otherwise regulating or imposing liability or standards of conduct concerning pollution or protection of the environment, including surface water, groundwater, ambient air, surface or subsurface soil or wildlife habitat.
“Environmental Permit” has the meaning given in Section 3.15.1(i).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) which is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with any Group Company, as defined in Sections 414(b), (c), (m) and (o) of the Code or Section 4001(b)(1) of ERISA.
“Estimated Cash” has the meaning given in Section 2.3.3.
“Estimated Indebtedness” has the meaning given in Section 2.3.3.
“Estimated Purchase Price” has the meaning given in Section 2.3.1.
“Estimated Quasi-Indebtedness” has the meaning given in Section 2.3.3.
“Estimated Statement” has the meaning given in Section 2.3.3.
“Estimated Transaction Expenses” has the meaning given in Section 2.3.3.
“Estimated Working Capital” has the meaning given in Section 2.3.3.
“Excluded Business” means the business, operations, accounts and other assets and liabilities listed in Section 1.1(B) of the Disclosure Schedule, including the Services Providers whose work for the Group Companies is exclusively for the Excluded Business.
“Excusing Disclosure” has the meaning given in Section 11.5.
“Existing Customer” means any customer of the Business to whom the Business has supplied Existing Products in an amount equal to more than $1,000,000 in the United States or $500,000 in any other country of annual gross sales at any time in the twelve months prior to (x) the date hereof or (y) the Closing Date.

“Existing Products” means the (i) pre-closing products produced by the Business at any time in the twelve months prior to (x) the date hereof or (y) the Closing Date and (ii) any products that are of a similar type as, or are closely related to, the products described in clause (i).
“FDA” has the meaning given in Section 3.24.1.
“Final Allocation Statement” has the meaning given in Section 2.3.4.
“Final Purchase Price” has the meaning given in Section 2.4.5.
“Financial Statements” has the meaning given in Section 3.7.
“Financing” means any issuances of equity or convertible securities or bonds or incurrences of indebtedness for borrowed money by Buyer or any of its Subsidiaries, from time to time, in each case, for the purpose of financing the transactions contemplated by this Agreement.
“Financing Sources” means the Persons that have committed or may commit to provide or arrange, or otherwise entered into Contracts with Buyer and/or any of its Subsidiaries to provide or arrange, any Financing, including the parties (other than Buyer and its Subsidiaries) to the definitive documentation relating to any Financing, together with their respective Affiliates, officers, directors, employees, agents and representatives.
“Food Authorities” has the meaning given in Section 3.24.1.
“Foreign Competition Laws” means the antitrust or competition Laws in effect with respect to the transfer of Shares in the following jurisdictions: China, Japan and South Korea.
“Governmental Approval” means any Consent of, with or to any Governmental Authority.
“Governmental Authority” means any national, federal, state or local government, any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any government authority, agency, department, board, commission or instrumentality of the United States or a foreign nation or jurisdiction, any State of the United States or any political subdivision of any thereof and any court, tribunal or arbitrator.
“Government Official” means any public or elected official or officer, employee (regardless of rank), or person acting on behalf of a national, provincial, or local government, including a department, agency, instrumentality, state-owned or state-controlled company, public international organization (such as the United Nations or World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office, and any other person who would be considered a “government official” under the Anti-Corruption Laws.
“Group Companies” means each of the US Company, the Lux Company and their respective Subsidiaries (taking into consideration the implementation of the Restructuring Plan).
“Group Companies Benefit Plans” means (i) any “employee benefit plan” (as defined in section 3(3) of ERISA), (ii) any bonus or incentive compensation plan, and (iii) any material agreement providing for employment, change in control benefits, employee retention, individual bonus or incentive compensation, or severance benefits, in each case for the benefit of any current or former employee, officer, director or independent contractor (who is an individual and performs services of a type or nature normally or generally performed by employees) of the Group Companies, and such individual’s beneficiaries and dependents, and as to which a Group Company is a sponsor or direct contracting party thereunder.
“Hazardous Substances” means any wastes, pollutants, chemicals or contaminants or any toxic, radioactive, corrosive, reactive or otherwise hazardous substances or materials, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), toxic mold, gasoline or petroleum or petroleum products or by-products, and any substance or material defined as such in or regulated under any applicable Law relating to the environment.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Identified Affiliate” means any natural person that, as of the date hereof, together with any members of his immediate family, has (directly or indirectly) beneficial ownership (as such term is used in Regulation 13D under the Securities Act of 1933, as amended) of more than 30% of the capital stock, voting stock or other equity interests of the Seller.
“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretation Committee and their predecessor bodies.
“Indebtedness” means, with respect to each Group Company, without duplication: all obligations (including the principal amount of and accrued and unpaid interest in respect of, and all prepayment penalties, breakage fees and exit fees incurred in connection with the repayment thereof) of such Group Company in respect of (i) borrowed money; (ii) all obligations of such Group Company evidenced by bonds, debentures, notes or similar instruments; (iii) mark to market on outstanding interest rate swap or protection, collar, hedging or similar agreements (it being understood that any amounts due to such Person under such agreements shall reduce the amount of Indebtedness of such Person); (iv) the deferred purchase price of businesses, property, securities, goods or services (including any “earn-outs”); (v) letters of credit, bankers’ acceptances and similar facilities issued for the account of such Group Company (but solely to the extent drawn and not paid); (vi) capitalized leases; and (vii) all obligations of the type described in any of clauses (i) through (vi) of any other Person to the extent such Group Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantees of such obligations; but excluding: (a) any Indebtedness to the extent owed by a Group Company to any other Group Company; and (b) any amounts taken into account in the calculation of Transaction Expenses, Quasi-Indebtedness or Working Capital, provided, however, to the extent a Group Company is not wholly-owned by Seller or its Affiliates, the “Indebtedness” of such Group Company shall be adjusted pro rata according to Seller’s equity interest in such Group Company. The Indebtedness of the Group Companies as of the Reference Time shall be calculated pursuant to, and on the same basis of, Section 1.1(A) of the Disclosure

Schedule, which contains a sample calculation of the Indebtedness of the Group Companies as of June 30, 2018.
“Indemnified Party” has the meaning given in Section 9.5.1.
“Indemnifying Party” has the meaning given in Section 9.5.1.
“Intellectual Property” means all intellectual property rights or other similar proprietary rights throughout the world, including any and all (i) trademarks, service marks, trade names, trade dress, logos, domain names, and social media identifiers and handles, including all variations, derivations, and combinations of any of the foregoing, (ii) copyrights, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, (iii) patents and patent applications, including all reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof, (iv) computer software, including source code, object code, firmware, operating systems and specifications, (v) trade secrets, business information, know how, databases and data collections, and (vi) all goodwill associated with any of the foregoing and all registrations and applications to register or renew the registration of any of the foregoing.
“IRS” means the United States Internal Revenue Service.
“IT Assets” means all computers, software, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology assets, including all documentation related to the foregoing, (i) owned by the Group Companies or (ii) licensed or leased to the Group Companies; in each case, which are material to the Group Companies.
“Key Employees” has the meaning given in Section 3.16.1.
“Knowledge of Seller” means the actual knowledge of Martin Secco (Chief Executive Officer of Marfrig), José Eduardo de Oliveira Miron (Chief Financial Officer of Marfrig and of the Business), Frank Ravndal (President and Chief Executive Officer of the Business), Bill Griffith (President, U.S. of the Business), Dr. Richard Wong (President, APMEA of the Business), Crystal Graham (Vice President of Finance of the Business) and John Lau (Senior Vice President of Finance, APMEA of the Business) without any duty of investigation or inquiry.
“Korean Business” means the business, operations, accounts and other assets and liabilities of McKey Korea LLC, which are further described as of the date hereof in the balance sheet of the Korean Business set forth in Section 1.1(C) of the Disclosure Schedule.
“Law” means any federal, state, local, foreign or international law, statute, treaty, ordinance, rule, regulation, order or code.
“Leased Real Property” has the meaning given in Section 3.11.2.
“Leases” has the meaning given in Section 3.11.2.
“Lien” means any mortgage, pledge, hypothecation, claim, security interest, encumbrance, adverse claim, easement, covenant, lien or charge.

“Litigation” means any action, cause of action, claim, demand, suit, proceeding or investigation, civil, criminal or regulatory, in law or in equity.
“Longstop Date” has the meaning given in Section 8.1.2.
“Losses” means any actual losses or damages and out-of-pocket expenses and reasonable and documented attorneys’ fees and expenses; provided, however, that “Losses” shall include (i) special, indirect, consequential or similar damages, any diminution in value, lost profits, impairment, loss of future revenue or income, in each case, to the extent reasonably foreseeable or payable to a third party, and (ii) punitive or exemplary damages, in each case to the extent payable to a third party.
“Lux Company” has the meaning given in the recitals of this Agreement.
“Lux Shares” means 2,621,483 shares of the Lux Company.
“Marfrig” has the meaning given in the preamble of this Agreement.
“Marfrig Guaranteed Obligations” has the meaning given in Section 11.18.1.
“Master Allocation Statement” has the meaning given in Section 2.3.4.
“Master Book Statements” has the meaning given in Section 3.7.
“Material Adverse Effect” means any change, event, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (A) the business, assets, liabilities or financial condition of the Group Companies taken as a whole; excluding any change, event, occurrence or effect arising out of or related to: (i) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including any related (x) loss or departure of officers or other employees of the Group Companies, (y) termination or potential termination of (or the failure or potential failure to renew), or default by the counterparties under, any Contracts with customers, suppliers or other business partners and (z) any other negative development (or potential negative development) in the Group Companies’ relationships with any of its customers, suppliers or other business partners; (ii) a change in Law or accounting standards, principles or interpretations thereof applicable to the Group Companies; (iii) changes generally applicable to financial, economic, political or similar conditions (including acts of war, armed hostilities, terrorism, weather conditions or any other force majeure) in the United States or any other country; (iv) changes or conditions generally applicable in the industries in which the Group Companies operate; (v) any actions taken or actions not taken due to an express prohibition in this Agreement on taking such actions (with or without consent) or which Buyer has approved, consented to or requested in writing; (vi) any failure by the Group Companies to meet internal budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations, in and of itself, it being understood that the underlying causes of such failure may be taken into account in determining whether a Material Adverse Effect has occurred; and (vii) any matter disclosed in the Disclosure Schedule; provided, however, that, (1) in the case of clauses (ii), (iii) and (iv), such conditions or changes do not have a disproportionate impact on the Group Companies relative to other participants in the industries in which the Group

Companies participate and (2) clauses (i) and (v) shall not be excluded with respect to the representations and warranties and related conditions contained in this Agreement that are primarily intended to address the consequences of the execution or announcement of this Agreement or the consummation or performance of the transactions contemplated hereby; or (B) the ability of Seller to consummate the transactions contemplated by this Agreement.
“Material Contract” has the meaning given in Section 3.10.2.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA as to which any Group Company or any of its ERISA Affiliates has an obligation to contribute in respect of its current or former employees.
“Multiemployer Plan Withdrawal Disbursement” means the amount of any resulting withdrawal liability under Title IV of ERISA that is finally determined and assessed against the Group Companies by reason of any event that occurs directly at any Group Company and constitutes a partial, complete or mass withdrawal of any Group Company from any Multiemployer Plan that occurs from the date hereof through the Closing Date, but excluding (i) the partial withdrawal liability of $63,768 owed to the United Food & Commercial Workers International Union-Industry Pension Fund for plan years 2006 through 2008 and (ii) any such withdrawal liability to the extent the ERISA Affiliates (other than any Group Company) assume responsibility for payment of such withdrawal liability and agree to indemnify the Group Companies for such withdrawal liability.
“Notice” has the meaning given in Section 11.2.1.
“Objection Notice” has the meaning given in Section 2.4.2.
“Ordinary Course” or “Ordinary Course of Business” means the conduct of the Business substantially in accordance with the Group Companies’ normal day-to-day customs, practices and procedures (taking into consideration the implementation of the Restructuring Plan).
“Organizational Documents” means: (i) with respect to a corporation, the certificate or articles of incorporation, bylaws and shareholders agreement (if any); (ii) with respect to any other Person, each charter, certificate of formation, partnership agreement, joint venture agreement, operating agreement and similar document, as applicable, adopted or filed in connection with the creation, formation or organization of such Person; and (iii) any amendment to any of the foregoing.
“Owned Real Property” has the meaning given in Section 3.11.1.
“Parties” has the meaning given in the preamble of this Agreement.
“Permitted Liens” means: (i) Liens reflected in or reserved against in the Financial Statements; (ii) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which reserves have been established in the Financial Statements in accordance with IFRS; (iii) Liens of warehousemen, mechanics and materialmen and other similar Liens incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of any Group Company or the validity or amount of which is being contested in good faith and by appropriate proceedings; (iv) with respect to the Real Property, matters that would be disclosed by a current title commitment or accurate survey of each parcel of real estate, in each case of this item (iv), that, individually or in the aggregate, do not materially interfere with the use of such Real Property as currently used, materially increase the operating cost thereof or materially detract from the value or would not reasonably be expected to have a Material Adverse Effect; or (v) with respect to the Real Property, matters disclosed by any survey made available to Buyer in the Data Room or defects in title, in each case of this item (v), that, individually or in the aggregate, do not materially interfere with the use of such Real Property as currently used, materially increase the operating cost thereof or materially detract from the value or would not reasonably be expected to have a Material Adverse Effect.
“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, company, joint venture, trust, Governmental Authority or other entity.
“Post-Closing Representation” has the meaning given in Section 11.15.
“Potential Contributor” has the meaning given in Section 9.5.5.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.
“Products” has the meaning given in Section 3.24.1.
“Purchase Price” has the meaning given in Section 2.3.2.
“Qualified Plans” has the meaning given in Section 3.17.2(i).
“Quasi-Indebtedness” means, with respect to each Group Company, without duplication: (i) the balance sheet line items “Income Taxes Payable”, “Post-Retirement Liabilities” and “Other Long-Term Liabilities” and (ii) the non-balance sheet items Georgia debt service, Multiemployer Plan Withdrawal Disbursement and CEO severance; but excluding: (a) any Quasi-Indebtedness to the extent owed by a Group Company to any other Group Company; and (b) any amounts taken into account in the calculation of Transaction Expenses, Indebtedness or Working Capital; provided, however, to the extent a Group Company is not wholly-owned by Seller or its Affiliates, the “Quasi-Indebtedness” of such Group Company shall be adjusted pro rata according to Seller’s equity interest in such Group Company. The Quasi-Indebtedness of the Group Companies as of the Reference Time shall be calculated pursuant to, and on the same basis of, Section 1.1(D) of the Disclosure Schedule, which contains a sample calculation of the Quasi-Indebtedness of the Group Companies as of June 30, 2018.
“Real Property” means the Owned Real Property and the Leased Real Property.
“Recoverable Transfer Taxes” means any Transfer Taxes that may be recovered (as mutually determined by the Parties) by way of a refund, credit, offset or other dollar-for-dollar reduction in Tax liability in the jurisdiction imposing such Transfer Taxes.
“Reference Time” has the meaning given in Section 2.2.

“Related Party Agreement” has the meaning given in 3.10.1(vii).
“Related to the Business” means required or necessary for, or exclusively related to or, used in or held for use in connection with, the Business as conducted by the Group Companies prior to the Closing.
“Representatives” means, with respect to any Person, such Person’s accountants, counsel, financial advisors, representatives, consultants, directors, officers, employees, stockholders, partners, members and agents.
“Restricted Territory” means the United States of America, Australia, China, Malaysia, South Korea and Thailand.
“Restructuring Documents” has the meaning given in Section 5.6.
“Restructuring Plan” means the step plan set forth in Section 1.1(E) of the Disclosure Schedule setting forth the principal steps that will be undertaken to effectuate: (i) the transfer of all of the outstanding equity interests of MF Foods USA, LLC, Keystone CLJV Holdings, Ltd., COFCO Keystone Supply Chain (Hong Kong) Investment Ltd., COFCO Keystone Supply Chain (China) Investment Ltd. and COFCO Keystone Supply Chain Logistics (China) Co., Ltd. to an Affiliate of Marfrig (other than a Group Company); (ii) the transfer of the Excluded Business to an Affiliate of Marfrig (other than a Group Company); and (iii) the transfer of the employment of the Retained Employees to an Affiliate of Marfrig (other than a Group Company).
“Retained Employees” means the individuals set forth in Section 5.6 of the Disclosure Schedule.
“Sale-Leaseback Plan” has the meaning given in Section 5.1.1(vi).
“Sales Measurement Period” has the meaning given in Section 5.12.
“Sanctions” has the meaning given in Section 3.22.6.
“Securities Act” has the meaning given in Section 4.5.
“Seller” has the meaning given in the preamble of this Agreement.
“Seller Benefit Plans” means (i) any “employee benefit plan” (as defined in section 3(3) of ERISA), (ii) any bonus or incentive compensation plan, and (iii) any material agreement providing for employment, change in control benefits, employee retention, individual bonus or incentive compensation, or severance benefits, in each case for the benefit of any current or former employee, officer, director or independent contractor (who is an individual) of the Group Companies, and such individual’s beneficiaries and dependents, and as to which Seller or its Subsidiaries (excluding the Group Companies) is a sponsor or direct contracting party thereunder.
“Seller Fundamental Representations” means the representations and warranties contained in Sections 3.1 (Authorization; Binding Effect), 3.2 (Corporate Status), 3.3 (Capitalization, Title to Shares), 3.4 (Subsidiaries), 3.21 (Professionals, Brokers and Finders) and 3.22 (Anti-Corruption Laws; Sanctions; Export Controls).

“Seller Group” has the meaning given in Section 11.15.
“Seller Indemnitees” has the meaning given in Section 9.2.
“Seller-provided EHS Report Expense” means any fees or expenses incurred by Ramboll US Corporation or its Affiliates in connection with the transactions contemplated by this Agreement and payable or reimbursable by any Group Company.
“Seller Released Parties” has the meaning given in Section 11.17.2.
“Seller Releasing Parties” has the meaning given in Section 11.17.2.
“Service Provider” means any director, officer, employee or individual independent contractor (and such contractor performs services of a type or nature normally or generally performed by employees) of the Business or any of the Group Companies.
“Shares” means the US Shares and the Lux Shares.
“Specified Legal Proceedings” has the meaning given in Section 9.1.4.
“Specified Products” means (i) frozen raw poultry or frozen raw poultry parts or cuts (whether (a) skinned or unskinned, (b) boned or boneless and/or (c) marinated or salted, including by injection, but not otherwise treated or seasoned) that is not further processed in any other way and (ii) beef patties (other than beef patties sold or distributed in Australia, China or South Korea).
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiaries” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or shares or other equity interests representing at least 50% of the outstanding voting stock or other equity interests of such corporation or other Person; provided that, with respect to the Group Companies, “Subsidiaries” shall not include MF Foods USA, LLC, Keystone CLJV Holdings, Ltd., COFCO Keystone Supply Chain (Hong Kong) Investment Ltd., COFCO Keystone Supply Chain (China) Investment Ltd, COFCO Keystone Supply Chain Logistics (China) Co., Ltd. or their respective Subsidiaries.
“Subsidiary Securities” has the meaning given in Section 3.4.
“Target Working Capital” means $85,241,000.
“Target Quasi-Indebtedness” means $44,000,000.
“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. income, capital stock, profits, social security (or similar), unemployment, disability, including taxes based on alternative or add-on minimum, franchise, value added, gross receipts, real property, personal property, sales, use, transfer, license, excise, employment, payroll, withholding or minimum taxes, or any other custom, duty, customs duty or other similar assessment or charge in the nature of a tax imposed by any Governmental Authority, together with any interest, penalty, or addition thereto.
“Tax Claim” has the meaning given in Section 10.8.1.

“Tax Controversy” has the meaning given in Section 10.8.2.
“Tax Return” means any return, report, declaration, form, information return or other document filed or required to be filed with any Taxing Authority with respect to Taxes, including any amendments thereof.
“Tax Sharing Agreement” means any Tax sharing, allocation, reimbursement, indemnification, receivable or similar agreement entered into prior to Closing that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, other than any ordinary course commercial agreement that is not primarily related to Taxes.
“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.
“Termination Fee” has the meaning given in Section 8.3.1.
“Third-Party Claim” has the meaning given in Section 9.5.1.
“Top Customer” has the meaning given in Section 3.20.1.
“Top Supplier” has the meaning given in Section 3.20.2.
“Transaction Expenses” means: (i) any change of control payment payable by a Group Company as a result of the consummation of the transactions contemplated by this Agreement (except for any change of control payment payable (x) pursuant to the Credit Agreement solely as a result of Buyer or any of its Affiliates electing not to terminate the Credit Agreement at Closing and (y) pursuant to any operating leases solely as a result of Buyer or any of its Affiliates not maintaining or taking any actions with respect to such operating leases post-Closing), plus (ii) all fees, commissions, expenses and similar payments payable to all attorneys, accountants, advisors and other professionals, and bankers’ brokers’ or finders’ fees payable by any Group Company solely in connection with the transactions contemplated by this Agreement, plus (iii) any severance pay for Retained Employees; plus (iv) any pre-Closing portion of annual short-term incentive bonuses (STI) (and the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing amounts); plus (v) any retention or change of control bonus payments, including, for the avoidance of doubt, the amounts listed on Section 3.17.5 of the Disclosure Schedule, severance payments payable under any change in control agreements, tax gross-up payments or similar liabilities (and the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing amounts) payable by any Group Company to any employee in connection with the transactions contemplated by this Agreement, to the extent established prior to Closing; and (vi) the Seller provided EHS Report Expense; in each of clauses (i) through (vi) to the extent unpaid prior to the Closing; provided, however that Transaction Expenses shall not include: (a) any Quasi-Indebtedness or Indebtedness; (b) any items included in Working Capital; (c) any fees or expenses incurred by Buyer in connection with the transactions contemplated by this Agreement; or (d) any amounts paid by Seller.
“Transfer Taxes” means any and all sales, use, value added, stock transfer, real property transfer, intangible property transfer, personal property transfer, stamp, registration,

securities transactions, conveyance and notarial, documentary, recording or similar duties or taxes incurred in connection with the transactions contemplated hereby, together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto.
“Treasury Regulations” means the temporary and final regulations promulgated under the Code by the U.S. Department of Treasury and the IRS.
“US Company” has the meaning given in the recitals to this Agreement.
“US Shares” means 1,000 shares of common stock, par value $0.01 per share, of the US Company.
“USDA” has the meaning given in Section 3.24.1.
“Waiving Parties” has the meaning given in Section 11.15.
“Warranty Cap” means an amount equal to: (i) the Base Price; (ii) minus the Agreed Allowance; (iii) multiplied by 10%.
“WARN Act” has the meaning given in Section 7.1.8.
“Working Capital” means the consolidated balance of the asset accounts (line items highlighted in “green”) of the Group Companies listed on Section 1.1(F) of the Disclosure Schedule minus the consolidated balance of the liabilities accounts (line items highlighted in “orange”) of the Group Companies listed on Section 1.1(F) of the Disclosure Schedule (excluding “accrued interest” and “STI”), which contains a sample calculation of Working Capital of the Group Companies as of June 30, 2018. For the avoidance of doubt, Working Capital shall not include any current or deferred income Tax assets or any current or deferred income Tax liabilities.

1.2	Headings; Table of Contents
Headings and table of contents should be ignored in constructing this Agreement.

1.3	Singular, Plural, Gender
References to one gender include all genders and references to the singular include the plural and vice versa.

1.4	Schedules
References to this Agreement shall include any Exhibits, Schedules and Recitals to this Agreement and references to Articles, Sections, Exhibits and Schedules are to Articles of, Sections of, Exhibits to and Schedules to, this Agreement. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

1.5	Information
References to books, records or other information mean books, records or other information in any form, including paper, electronically stored data, magnetic media, film and microfilm.

1.6	Currency
All dollar amounts set forth herein are expressed in the currency of the United States. All payments to be made under this Agreement by one Party to another Party shall be made in United States dollars.

1.7	Interpretation
In this Agreement, unless the context otherwise requires, any reference to “including”, “excluding” or “in particular” shall be illustrative only and without limitation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” shall not be exclusive. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.

1.8	Knowledge of Seller
For the avoidance of doubt, the Parties acknowledge that the officers and directors of a Company or Seller referred to in the definition of “Knowledge of Seller” shall have no personal liability with respect to any indemnity or other obligation set forth in this Agreement or any other document relating to the transactions contemplated hereby or otherwise as a result of being named as a knowledge person for the purposes of this Agreement.

2	Sale and Purchase of the Shares

2.1	Sale and Purchase of the Shares
On the terms and subject to the conditions hereof, at the Closing, Seller shall sell the Shares to Buyer, and Buyer shall purchase the Shares from Seller.

2.2	Closing
The closing of the sale and purchase of the Shares (the “Closing”) shall take place at the offices of Linklaters LLP, 1345 Avenue of the Americas, New York, New York, at 10:00 a.m., New York City time, on the date that is five Business Days after the date on which the conditions set forth in Article 6 have been satisfied or waived (other than conditions that, by their terms, are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) (the date of such satisfaction or waiver, the “Conditions Satisfaction Date”), or at such other place or on such other date or at such other time as the Parties may agree to in writing (the “Closing Date”); provided, however, that the parties may mutually agree in writing for the Closing Date to be the next first Business Day of a calendar month that occurs after the Conditions Satisfaction Date; provided, further, that (i) in all instances, if the Closing occurs, the Closing shall be deemed to occur at 12:01 a.m. (New

York time) on the Closing Date (the “Reference Time”), and (ii) for the avoidance of doubt, the obligations of each Party to consummate the transactions hereby shall remain subject to the continued satisfaction (or waiver) of the applicable conditions set forth in Article 6 during the period between the initial Conditions Satisfaction Date and any Closing Date.

2.2.1	Seller’s Deliverables
At the Closing:

(i)
Seller shall deliver, or cause to be delivered, to Buyer one or more certificates representing all of the US Shares (free and clear of all Liens), duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps;

(ii)
Seller shall transfer the Lux Shares to Buyer (free and clear of all Liens) and procure that the Lux Company acknowledges the transfer by execution by Seller, Buyer and the Lux Company, of a share transfer instrument;

(iii)
Seller shall deliver, or cause to be delivered, to Buyer a duly executed certification, signed under the penalties of perjury, by the US Company, that satisfies the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and confirms that the US Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code;

(iv)	Seller shall deliver a properly completed IRS Form W-8BEN-E;

(v)	Seller shall deliver, or cause to be delivered, to Buyer all of the books and records of the Group Companies that are held by Seller or any of its Affiliates (other than the Group Companies);

(vi)	Seller shall deliver the certificate, dated as of the Closing Date, signed by its duly authorized officer contemplated by Section 6.2.5; and

(vii)	Seller shall deliver to Buyer all other instruments, agreements, certificates and documents required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement.

2.2.2	Buyer’s Deliverables
At the Closing:

(i)
Buyer shall accept the transfer from Seller of the Lux Shares and procure that the Lux Company register the transfer of the Lux Shares owned by Seller to Buyer in the shareholders’ register of the Lux Company, and that the Lux Company shall sign the shareholders’ register to that effect;

(ii)
Buyer shall pay, or cause to be paid, the Estimated Purchase Price to Seller by wire transfer of immediately available funds, to an account designated by Seller at least three Business Days prior to the Closing Date;

(iii)	Buyer shall deliver the certificate, dated as of the Closing Date, signed by its duly authorized officer contemplated by Section 6.3.3; and

(iv)	Buyer shall deliver to Seller all other instruments, agreements, certificates and documents required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement.

2.3	Purchase Price

2.3.1
The “Estimated Purchase Price” shall be an amount in cash equal to the Base Price: (i) minus the Agreed Allowance; (ii) plus Estimated Cash; (iii) minus the amount, if any, by which Estimated Working Capital is less than Target Working Capital; (iv) plus the amount, if any, by which Estimated Working Capital exceeds Target Working Capital; (v) minus Estimated Indebtedness; (vi) minus the amount, if any, by which the aggregate amount of Estimated Quasi-Indebtedness exceeds Target Quasi-Indebtedness; and (vii) minus Estimated Transaction Expenses. The procedure for determining Estimated Purchase Price is set forth in Section 2.3.3.

2.3.2
The “Purchase Price” shall be an amount in cash equal to the Base Price: (i) minus the Agreed Allowance; (ii) plus Cash as of the Reference Time; (iii) minus the amount, if any, by which Working Capital, as of the Reference Time (without giving effect to the Closing), is less than Target Working Capital; (iv) plus the amount, if any, by which Working Capital, as of the Reference Time (without giving effect to the Closing), exceeds Target Working Capital; (v) minus the aggregate amount of Indebtedness of the Group Companies, as of the Reference Time; (vi) minus the amount, if any, by which the aggregate amount of Quasi-Indebtedness, as of the Reference Time, exceeds Target Quasi-Indebtedness; and (vii) minus Transaction Expenses as of the Reference Time. The procedure for determining the Purchase Price and the Final Purchase Price is set forth in Section 2.4. The Parties agree that the Purchase Price shall not be subject to any further adjustment or deduction except as expressly set forth herein.

2.3.3
Not less than three Business Days following the Conditions Satisfaction Date, Seller shall prepare and deliver to Buyer on the basis of, and as determined in accordance with, the Accounting Principles: (i) its estimate of Cash as of the Reference Time (“Estimated Cash”); (ii) its estimate of Working Capital, as of the Reference Time (without giving effect to the Closing) (“Estimated Working Capital”); (iii) its estimate of the aggregate amount of Indebtedness of the Group Companies, as of the Reference Time (“Estimated Indebtedness”), (iv) its estimate of the aggregate amount of Quasi-Indebtedness of the Group Companies, as of the Reference Time (“Estimated Quasi-Indebtedness”), (v) its estimate of Transaction Expenses as of the Reference Time (“Estimated

Transaction Expenses”) and, based thereon: (vi) its calculation of the Estimated Purchase Price (the “Estimated Statement”). Within two Business Days after such delivery, if Buyer has any objections to Seller’s calculation of the Estimated Purchase Price, Buyer shall provide a detailed written statement of its objections to Seller. The Parties shall use their respective good faith efforts to resolve any dispute regarding the calculation of the Estimated Purchase Price as promptly as practicable. In case Seller and Buyer do not reach an agreement until the date falling two Business Days prior to the Closing Date, then Seller’s calculation of Estimated Cash, Estimated Working Capital, Estimated Indebtedness, Estimated Quasi-Indebtedness, Estimated Transaction Expenses and the Estimated Purchase Price shall be conclusive for purposes of closing the transactions contemplated hereby, and will only be subject to the post Closing adjustment set forth in Section 2.4.

2.3.4
Between the date hereof and the Closing Date, the Parties shall cooperate in good faith to agree on an allocation of the Base Price (on a percentage basis) between the US Shares and the Lux Shares (such agreement, as documented by the Parties, the “Master Allocation Statement”). The Final Purchase Price shall be allocated to the US Shares and the Lux Shares in a manner consistent with the Master Allocation Statement (taking into account appropriate adjustments for the location of Cash, Working Capital, Indebtedness, Quasi Indebtedness and Transaction Expenses). Within 30 days after the determination of the Final Purchase Price pursuant to Section 2.4, Seller shall deliver to Buyer a schedule (the “Final Allocation Statement”) allocating the Final Purchase Price between the US Shares and the Lux Shares in a manner reasonably consistent with the allocation percentages shown in Section 2.3.4 of the Disclosure Schedule unless otherwise mutually agreed by Buyer and Seller. Any other adjustment to the Final Purchase Price under this Agreement (including pursuant to Article 9) shall be allocated between the US Shares and the Lux Shares in a manner consistent with the allocation set forth on the Final Allocation Statement unless otherwise mutually agreed by Buyer and Seller. If an alternative allocation is otherwise mutually agreed by Buyer and Seller, the Final Allocation Statement shall be adjusted accordingly. Buyer and Seller shall, and shall cause their respective Affiliates to, file all Tax Returns (including amended returns and claims for refunds) (absent a final determination that an alternative allocation is required by applicable Law) and information reports in a manner consistent with the Master Allocation Statement, and shall not take any position inconsistent with this Section 2.3.4 in the course of any Tax audit by any Taxing Authority relating to any Tax Returns (including amended returns claims for refunds). Seller, on the one hand, and Buyer, on the other hand, each agree to notify the other in writing promptly upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Master Allocation Statement.

2.3.5	The Parties agree that $60,000,000 of the allocation to the Lux Shares shall be further allocated to the equity interests of McKey Korea LLC.

2.4	Purchase Price Adjustment

2.4.1
Buyer will prepare and deliver to Seller on the basis of, and as determined in accordance with, the same principles used to prepare the Estimated Statement, as promptly as reasonably practicable following the Closing Date, and in any event no later than 60 days following the Closing Date: (i) its calculation of Cash as of the Reference Time; (ii) its calculation of Working Capital, as of the Reference Time (without giving effect to the Closing), (iii) its calculation of the aggregate amount of Indebtedness of the Group Companies, as of the Reference Time, (iv) its calculation of the aggregate amount of Quasi-Indebtedness of the Group Companies, as of the Reference Time, (v) its calculation of Transaction Expenses as of the Reference Time and (vi) based thereon, its calculation of the Purchase Price (the “Closing Statement”), together with supporting documentation and papers reasonably necessary for Seller to understand and evaluate the Closing Statement.

2.4.2
If Seller disagrees with Buyer’s calculation of the Purchase Price delivered pursuant to Section 2.4.1, Seller may, within 30 days after receipt of the Closing Statement, send a notice to Buyer (the “Objection Notice”) disagreeing with such calculation and which specifies Seller’s calculation of the Purchase Price and in reasonable detail Seller’s grounds for such disagreement. Any Objection Notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and calculation of the Purchase Price delivered pursuant to Section 2.4.1.

2.4.3
If an Objection Notice is sent pursuant to Section 2.4.2, Buyer and Seller shall, during the 15 days following delivery of the Objection Notice, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Purchase Price. If Buyer and Seller are unable to reach such agreement during such period, they shall promptly thereafter cause the members of the national office of KPMG or such other Person mutually agreed in writing by the Parties (the “Accounting Firm”), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Purchase Price. In making such calculation, the Accounting Firm shall consider only those items or amounts in the Closing Statement or Buyer’s calculation of the Purchase Price as to which Seller has disagreed. The Accounting Firm shall deliver to Buyer and Seller, as promptly as practicable but in any event within 30 days following the date on which the dispute is referred to the Accounting Firm, a report setting forth such calculation and reasonably detailed explanation of each required adjustment, including the basis thereof; provided that the Accounting Firm’s decision for each disputed item shall be in the range of values assigned to each such item in the Closing Statement and Objection Notice.

2.4.4	The Accounting Firm’s determination shall be final and binding upon Seller and Buyer absent manifest error, shall be deemed a final arbitration award that is binding on Buyer and Seller, and neither Buyer nor Seller shall seek further recourse to courts or other tribunals, other than to enforce such report. The fees and expenses of the Accounting Firm shall be borne by Buyer or Seller in inverse proportion as each may prevail on the matters resolved by the Accounting Firm, which allocation will also be determined by the Accounting Firm and included in its written report.

2.4.5
The “Final Purchase Price” shall be: (i) as stated in the Closing Statement, if Seller fails to deliver a notice of disagreement in accordance with Section 2.4.2, (ii) if Seller delivers a notice of disagreement in accordance with Section 2.4.2, (A) the Purchase Price mutually agreed to by Buyer and Seller pursuant to Section 2.4.3, or (B) in the absence of such agreement, the Purchase Price determined by the Accounting Firm pursuant to Section 2.4.3.

2.4.6
One Business Day after the Final Purchase Price has been determined pursuant to this Section 2.4, Buyer, if the Final Purchase Price exceeds the Estimated Purchase Price, or Seller, if the Estimated Purchase Price exceeds the Final Purchase Price, shall deliver to such other Party, by wire transfer of immediately available funds to an account specified by the recipient, a cash amount equal to the sum of the amount of such excess. The amount of any payment to be made pursuant to this Section 2.4.6 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the U.S. prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

2.5	No Withholding

2.5.1
Buyer shall make all payments under this Agreement free and clear of all deductions and withholdings in respect of Taxes, unless such deduction or withholding is required by applicable Law. Any amount deducted and withheld by Buyer, and paid to the applicable Taxing Authority, shall be treated for all purposes of this Agreement as having been paid to the Person subject to such deduction and withholding unless such deduction or withholding (i) is required by applicable Law in effect on the date hereof as applied to the facts as contemplated by this Agreement as of the date hereof or (ii) would not have applied but for Buyer’s assignment of this Agreement in whole or in part to an Affiliate. If any deduction or withholding described in clauses (i) or (ii) of the preceding sentence is required by applicable Law, the amount payable under this Agreement that is subject to such deduction or withholding shall be increased as necessary to ensure that, after all required deductions or withholdings for Taxes are made (including deductions and withholdings applicable to any increases to any amount payable under this Section 2.5), Seller receives the amount it would have received had no such deductions or withholdings been made.

2.5.2
Each of Buyer and Seller shall (A) promptly notify the other Party upon becoming aware that Buyer is or may be required by applicable Law to deduct or withhold from any amount payable to Seller under this Agreement, which notice shall include a description of the legal and factual basis for such withholding and the applicable rate thereof, and (B) use reasonable best efforts to cooperate with the other Party to minimize or eliminate the amount of any Taxes required to be deducted and withheld under applicable Law.

2.6	Currency Conversion
If any amount which is to be taken into account for the purpose of calculating the Estimated Purchase Price, the Purchase Price or the Final Purchase Price is expressed in a currency other than United States dollars, it shall be converted into United States dollars using the Currency Conversion Methodology.

3	Representations and Warranties of Seller
Subject to Section 11.5, except as set forth in the disclosure schedule delivered pursuant to this Agreement (the “Disclosure Schedule”), Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

3.1	Authorization; Binding Effect
Seller has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, except for the BNDES Consent. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action of Seller, except for such authorizations relating to the BNDES Consent. Seller has duly executed and delivered this Agreement. This Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

3.2	Corporate Status

3.2.1
Each of Seller and each Group Company is duly organized, validly existing and, where the concept is recognized, in good standing under the laws of the jurisdiction of its organization, as set forth in Section 3.2.1 of the Disclosure Schedule, except where the failure to be in good standing would not have a Material Adverse Effect, and has all corporate powers required to conduct the Business as currently conducted on the date of this Agreement. Each Group Company and its jurisdiction of organization is set forth in Section 3.2.1 of the Disclosure Schedule.

3.2.2	Each Group Company is duly qualified or licensed to do business and, where the concept is recognized, in good standing in each of the jurisdictions in which such qualification or licensing is necessary, except where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect. Seller has delivered to Buyer prior to the date hereof true and complete copies of the organizational documents of each of the US Company and the Lux Company as currently in effect.

3.3	Capitalization; Title to Shares

3.3.1
The authorized capital stock or share capital of each of the US Company and the Lux Company is set forth in Section 3.3.1 of the Disclosure Schedule. There are outstanding 1,000 shares of common stock, par value $0.01 per share, of the US Company and 2,621,483 shares of the Lux Company. All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable. Seller is the record and beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares) other than Permitted Liens and any transfer restriction under applicable securities Laws. Upon delivery of and payment for the Shares, at the Closing, Buyer will acquire valid title to all of the Shares, free and clear of all Liens, other than Liens created by Buyer and any transfer restriction under applicable securities Laws.

3.3.2
Except as set forth in Section 3.3.1 and as set forth in Section 3.3.2 of the Disclosure Schedule, there are no outstanding: (i) shares, shares of capital stock or voting securities of either Company; (ii) securities of either Company convertible into or exercisable or exchangeable for shares of capital stock or voting securities of such Company; (iii) options, warrants or stock appreciation, phantom stock, preemptive or other similar rights or agreements to acquire from Seller or either Company, or obligation of either Company to issue, any capital stock, or voting securities of or securities convertible into or exercisable or exchangeable for capital stock or voting securities of either Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Securities”); (iv) shareholder agreements or other similar agreements to which any Group Company is a party with respect to the voting of any shares of capital stock or voting securities of the Group Companies; or (v) Contracts restricting the transfer of, or requiring the registration for sale of, any shares of capital stock or voting securities of the Group Companies. There are no outstanding obligations of the Group Companies to repurchase, redeem or otherwise acquire any securities of the nature described in clauses (i), (ii) or (iii).

3.4	Subsidiaries
The authorized, issued and outstanding shares of capital stock or other voting securities of all Subsidiaries of each Company (to the extent applicable), their respective jurisdictions of formation and each Company’s direct or indirect percentage ownership interest in such Subsidiaries are identified in Section 3.4 of the Disclosure Schedule (taking into consideration the implementation of the Restructuring Plan), together with the holders of all ownership interests in each such Subsidiary (other than a Company) and such holder’s percentage ownership interest in such Subsidiary. All of the outstanding capital stock or other voting securities of each Subsidiary of a Company that is owned, directly or indirectly by such Company, is owned by such Company free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities) other than Permitted Liens and any transfer restriction under applicable securities Laws. All of the outstanding shares of capital stock or other voting securities of each Subsidiary of a Company are duly authorized, validly issued and fully paid and non-assessable. Each Company and its Subsidiaries does not own any shares of capital stock or other voting securities of any other Person, except as set forth in Section 3.4 of the Disclosure Schedule (taking into consideration the implementation of the Restructuring Plan). Seller and its Affiliates (other than the Group Companies) do not conduct the Business through any Person other than a Group Company (after taking into consideration the implementation of the Restructuring Plan). Except as set forth in Section 3.4 of the Disclosure Schedule (taking into consideration the implementation of the Restructuring Plan), there are no outstanding: (i) shares of capital stock or voting securities of any Subsidiary of either Company; (ii) securities of any of the Group Companies convertible into or exercisable or exchangeable for shares of capital stock or voting securities of any Subsidiary of either Company; or (iii) options, warrants or stock appreciation, phantom stock, preemptive or other similar rights or agreements to acquire from any of the Group Companies, or other obligation of Seller or any of the Group Companies to issue, transfer or sell any capital stock or voting securities of or securities convertible into or exercisable or exchangeable for capital stock or voting securities of any Subsidiary of either Company (the items in clauses (i) through (iii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of any of the Group Companies to repurchase, redeem or otherwise acquire any securities of the nature described in clauses (i), (ii), or (iii).

3.5	Governmental Approvals
The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby (including the Restructuring Plan), does not require any Governmental Approvals, other than: (i) the BNDES Consent; (ii) compliance with any applicable requirements of the HSR Act and the Foreign Competition Laws; (iii) the Governmental Approvals listed in Section 3.5(iii) of the Disclosure Schedule; (iv) Governmental Approvals required in relation to the Restructuring Plan listed in Section 3.5(iv) of the Disclosure Schedule; and (v) any Consent under Laws other than competition laws that, if not obtained or made, would not have a Material Adverse Effect.

3.6	No Conflicts
The execution, delivery and performance by each of Seller, each of the US Company and the Lux Company and their respective Subsidiaries of this Agreement and the consummation of the transactions contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both) or result in the creation of any Lien upon the Shares or other assets of such Person, other than Permitted Liens or Liens created by Buyer, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Person or to a loss of any benefit to which such Person is entitled, or require the Consent of or other action by any Person, under (i) any applicable Law, (ii) assuming the receipt of the BNDES Consent, the certificate of incorporation or by-laws or other organizational documents of such Person, or (iii) assuming the receipt of the BNDES Consent and all Consents set forth in Section 3.6 of the Disclosure Schedule, any Contract to which such Person or any Affiliate thereof is a party, except as would not have a Material Adverse Effect.

3.7	Financial Statements
Seller has provided to Buyer in the Data Room the audited consolidated financial statements of the Group Companies as at and for the periods ended December 30, 2017 (the “Balance Sheet Date”) (the “Financial Statements”) and December 31, 2016, and the unaudited master book financial statements of the Group Companies used to prepare the consolidated financial statements of Marfrig as at and for the periods ended March 31, 2018 and June 30, 2018 (the “Master Book Statements”). Except as set forth in Section 3.7 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with IFRS on the basis of the same accounting principles, consistently applied, throughout the periods indicated, except as otherwise noted therein. The Financial Statements present fairly in all material respects in accordance with IFRS on the basis of the accounting principles, consistently applied, throughout the periods indicated, the consolidated financial position, results of operations, cash flows and changes in equity of the Group Companies as at their respective dates. Except as set forth in Section 3.7 of the Disclosure Schedule, the Master Book Statements have been prepared in accordance with IFRS for the inclusion in the consolidated financial statements of Marfrig. The Master Book Statements present fairly in all material respects, for the basis on which they were prepared and subject to the absence of notes thereon, the financial position, results of operations and cash flows of the Group Companies as at their respective dates.

3.8	Absence of Undisclosed Liabilities
Except as set forth in Section 3.8 of the Disclosure Schedule and for liabilities (i) disclosed in the notes of or reserved against in the Financial Statements, (ii) that would not have a Material Adverse Effect, (iii) liabilities arising under any Contract set forth in the Disclosure Schedule (excluding liabilities arising out of a breach of, or default under, any such Contract) or (iv) incurred in the Ordinary Course of Business since the Balance Sheet Date (excluding liabilities arising out of a breach of, or default under, any applicable Law, Contract or license, franchise, permit, approval or similar authorization from any Governmental Authority), there are no liabilities of any kind whatsoever in relation to the Group Companies.

3.9	Absence of Changes
(i) Since the Balance Sheet Date, there has not been a Material Adverse Effect, and (ii) from the Balance Sheet Date to the date hereof, except as set forth in Section 3.9 of the Disclosure Schedule, the Group Companies have conducted the Business only in the

Ordinary Course and, without limiting the foregoing, there has not been any action taken by any Group Company that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.1.1.

3.10	Material Contracts

3.10.1	Except as set forth in Section 3.10.1 of the Disclosure Schedule, as of the date hereof, no Group Company has outstanding obligations under any:

(i)	Contract relating to Indebtedness in excess of $20,000,000;

(ii)
joint venture, partnership, limited liability company or other similar Contract, in each case, executed by any Group Company with any Person other than other Group Company, that is material to the Group Companies, taken as a whole;

(iii)
Contract (or series of related Contracts) relating to the acquisition, disposition or lease of any Person, material business or material real property (including any material manufacturing or processing facility) or other material assets (whether by merger, sale of stock, sale of assets or otherwise), other than sales of Products in the Ordinary Course of Business, that would be material to the Group Companies, taken as a whole;

(iv)
sales or distribution or similar Contract (or series of related Contracts) that provides for annual payments to the Group Companies of $10,000,000 or more, other than purchase orders in the Ordinary Course of Business;

(v)
Contract (or series of related Contracts) relating to the purchase by the Group Companies of any products, materials or services providing for annual payments by the Group Companies of $10,000,000 or more, other than purchase orders in the Ordinary Course of Business and other than any Contract executed in the Ordinary Course of Business that is cancelable by Seller or the Group Companies without penalty on less than 90 days’ notice;

(vi)	Contract with any Top Customer or Top Supplier that is not otherwise required to be disclosed in this Section 3.10.1, other than purchase orders in the Ordinary Course of Business;

(vii)
Contract between any of the Group Companies, on the one hand, and (A) Seller or its Affiliates (other than the Group Companies), (B) any Person who, to the Knowledge of Seller, directly or indirectly owns, with power to vote, 5% or more of the outstanding voting securities of Seller or any of its Affiliates (other than any Group Company) or (C) any director or officer of Seller or any of its Affiliates (other than any Group Company), on the other hand (each, a “Related Party Agreement”);

(viii)	Contract that limits the freedom of any Group Company to compete in any line of business or with any Person or in any area after the Closing Date;

(ix)
Contract (A) with a Service Provider (other than the Retained Employees) whose annual base salary exceeds $200,000 or (B) that provides change in control, retention or severance benefits payable in connection with the consummation of the transactions contemplated by this Agreement;

(x)	Collective Bargaining Agreement; or

(xi)
Contract pursuant to which any Group Company grants or is granted a license or right to use, or covenant not to be sued under, any Intellectual Property ((other than: (i) non-exclusive licenses of generally commercially available "off the shelf" software that have an aggregate annual cost of $100,000 or less; and (ii) non-material, non-exclusive licenses in the Ordinary Course of Business)), including: (A) licenses of Intellectual Property to any of the Group Companies by any other Person, (B) licenses of Intellectual Property to any other Person by any of the Group Companies, (C) agreements otherwise granting or restricting the right to use Intellectual Property, and (D) agreements transferring, assigning or indemnifying any Person with respect to Intellectual Property that is Related to the Business.

3.10.2
Each Contract set forth or required to be set forth in Section 3.10.1 of the Disclosure Schedule (each, a “Material Contract”) is a valid and binding agreement of a Group Company and in full force and effect, and none of the Group Companies or, to the Knowledge of Seller, any other party thereto, is in default or breach in any material respect under the terms of, and, to the Knowledge of Seller, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute any event of default under, and none of the Group Companies or, to the Knowledge of Seller, any other party thereto, has provided any written notice of any intention to terminate or modify, any such Material Contract. Seller has delivered to Buyer prior to the date hereof true and complete copies of each Material Contract as in effect as of the date hereof.

3.11	Property

3.11.1
Section 3.11.1 of the Disclosure Schedule sets forth the street address or applicable assessor parcel number of all of the real property owned by the Group Companies as of the date hereof (the “Owned Real Property”) and the identity of the applicable Group Company that owns each such parcel of Owned Real Property. There are no outstanding options or rights of first refusal to purchase or lease the Owned Real Property and, except as set forth in Section 3.11.1 of the Disclosure Schedule, no direct leases or possessory interests have been granted to third parties with respect to the Owned Real Property. Each applicable Group Company identified in Section 3.11.1 of the Disclosure Schedule has good and marketable fee simple title to its corresponding Owned Real Property, free and clear of any Liens (other than Permitted Liens). There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings before any Governmental Authority with respect to any Owned Real Property.

3.11.2
Section 3.11.2 of the Disclosure Schedule sets forth the street address or applicable assessor parcel number of all of the real property leased by the Group Companies as of the date hereof (including all modifications, extensions, amendments or supplements thereto, the “Leases”, and together with all interests leased pursuant to the Leases, the “Leased Real Property”) and the identity of the lessor and lessee of each such parcel of Leased Real Property. None of the Group Companies is a sublessor or grantor under any sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Leased Real Property. Each applicable Group Company identified in Section 3.11.2 of the Disclosure Schedule holds a valid leasehold interest in its corresponding Leased Real Property, free and clear of any Liens (other than Permitted Liens). All rents and other payments due pursuant to the Leases have been paid in full to the extent due and payable.

3.11.3
The Group Companies have good title to, or otherwise have the right to use pursuant to valid lease, license or similar contractual arrangement, all of the material property and assets (other than Owned Real Property or Leased Real Property) reflected on the Financial Statements or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the Ordinary Course of Business, free and clear of any Liens (other than Permitted Liens).

3.11.4	The assets and properties of the Group Companies as of the Closing will comprise all of the assets and properties used or held for use in connection with the Business in all material respects.

3.12	Intellectual Property

3.12.1
Section 3.12.1 of the Disclosure Schedule sets forth all Company Intellectual Property as of the date hereof that is registered or subject to an application for registration, other than trade secrets. Except as set forth in Section 3.12.1 of the Disclosure Schedule, to the Knowledge of Seller, (i) each such Company Intellectual Property is valid and enforceable and (ii) a Group Company is the sole and exclusive owner of each of the Company Intellectual Property, free and clear of any Liens other than Permitted Liens; in each case, except as would not be material to the Group Companies taken as a whole.

3.12.2
The conduct of the Business as conducted by the Group Companies does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person, except as would not be material to the Group Companies taken as a whole. To the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property, except as would not be material to the Group Companies.

3.12.3
Except as would not have a Material Adverse Effect, (i) there is no action pending, or to Knowledge of Seller, threatened against any Group Company relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property of any third Person and (ii) the Group Companies have taken commercially reasonable actions to protect their rights in the Company Intellectual Property.

3.12.4
The Group Companies own or have a valid and enforceable right to use, all Intellectual Property used in the conduct of the Business of the Group Companies as currently conducted, except as would not be material to the Group Companies taken as a whole.

3.12.5
The Group Companies have taken commercially reasonable actions to protect the confidentiality, integrity, operation and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, except as would not be material to the Group Companies taken as a whole.

3.13	Litigation
Except as set forth in Section 3.13 of the Disclosure Schedule, there is no Litigation pending or, to the Knowledge of Seller, threatened against any of the Group Companies (or their assets), any of the Group Companies Benefit Plans or relating to the transactions contemplated hereby, except as would not have a Material Adverse Effect.

3.14	Compliance with Laws; Consents

3.14.1
Except as set forth in Section 3.14.1 of the Disclosure Schedule, the Group Companies are and since January 1, 2015 have been, in compliance with, and, to the Knowledge of Seller, are not under investigation with respect to and have not been given written notice of, any violation of any applicable Law, except, in each case, for such violations or notices of violations that would not have a Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against any Group Company that would have a Material Adverse Effect on the Company or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

3.14.2
Except as set forth in Section 3.14.2 of the Disclosure Schedule, the Group Companies own, hold or possess adequate rights to use all licenses, franchises, permits, approvals and similar authorizations from all Governmental Authorities required to conduct the Business as currently conducted other than such licenses, franchises, permits, approvals and similar authorizations the absence of which would not have a Material Adverse Effect.

3.14.3
For the avoidance of doubt, this Section 3.14 does not address matters subject to legal proceedings, environmental matters, employee and labor matters, employee benefits matters, tax matters, anti-corruption laws or product matters, which are addressed solely by Sections 3.13, 3.15, 3.16, 3.17 and 3.18, 3.22 and 3.24, respectively.

3.15	Environmental Matters

3.15.1
Except for the findings and conclusions described in the “Environmental Review, Executive Summary Report, US Facilities of Keystone Foods”, “Limited Environmental, Health and Safety Compliance Review, Executive Summary Report, International Facilities of Keystone Foods” or “Summary of Conclusions” sections of the EHS Report or as set forth in Section 3.15.1 of the Disclosure Schedule, or as has not or would not have a Material Adverse Effect:

(i)
since January 1, 2015: (a) each of the Group Companies has been in compliance with all applicable Environmental Laws and has obtained, maintained, renewed and is and has been in compliance with all applicable Consents required under Environmental Laws (“Environmental Permits”), and (b) no written notice, demand, request for information, citation, summons or complaint has been received, no order, judgment, decree or injunction has been issued or is otherwise in effect, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of Seller threatened, with respect to the Group Companies relating to or arising out of any Environmental Law, Environmental Permit or Hazardous Substance, in each case, other than matters that have been fully resolved or that are no longer outstanding;

(ii)
none of the Group Companies has entered into any agreement with any Governmental Authority that remains outstanding pursuant to which it has agreed to investigate or remediate any condition resulting from the release of Hazardous Substances.

(iii)
there is no liability of any Group Company relating to any Environmental Law, Environmental Permit or Hazardous Substance, and to the Knowledge of Seller there is currently no existing condition, situation or set of circumstances that could reasonably be expected to result in such liability; and

(iv)
no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, under, to, in or from: (A) any property or facility currently or, to the Knowledge of Seller, formerly owned, leased or operated by, or (B) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case, any Group Company.

3.15.2
Notwithstanding any representations and warranties contained elsewhere in this Agreement, matters arising under Environmental Laws, Environmental Permits or Hazardous Substances shall be governed exclusively by this Section 3.15.

3.16	Employees; Labor Matters

3.16.1
Section 3.16.1 of the Disclosure Schedule sets forth, as of the date hereof, for each Service Provider whose annual base salary exceeds $200,000 (as determined using currency exchange rates in effect as of the date hereof) (each, a “Key Employee”), such individual’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), whether exempt from the Fair Labor Standards Act, annual salary or wage rate, most recent annual bonus received and current annual bonus opportunity. To the Knowledge of Seller, as of the date hereof, no Key Employee (other than any Retained Employee) has indicated to the Seller or any of the Group Companies that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

3.16.2
Except as set forth in Section 3.16.2 of the Disclosure Schedule: (i) none of the Group Companies is a party to or bound by any Collective Bargaining Agreement; (ii)there is no labor union representing or, to the Knowledge of Seller, purporting or attempting to represent any Service Providers for collective bargaining regarding terms of employment; (iii) there has not occurred after January 1, 2015, or, to the Knowledge of Seller, been threatened, any material strike, slowdown, picketing, work stoppage, concerted refusal to work or other similar labor activity with respect to any Service Providers; (iv) there are no material pending or, to the Knowledge of Seller, threatened, grievances or labor disputes with respect to any Service Providers; and (v) none of the Group Companies have engaged in any unfair labor practices (within the meaning of the National Labor Relations Act) that, in the case of clauses (iii), (iv) or (v), would reasonably be expected, individually or in the aggregate, directly or indirectly, to result in material liability to any Group Company.

3.16.3
Except as set forth in Section 3.16.3 of the Disclosure Schedule, to the extent applicable, the Group Companies are in material compliance with all Laws applicable to the Business with respect to their Service Providers and, to the extent applicable, their own policies respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety and payroll taxes with respect to the Service Providers, except, in each case, for such violations or notices of violations that would not have a Material Adverse Effect. None of Seller or the Group Companies are in receipt of a written complaint, demand letter or charge issued by a foreign, U.S. federal, state, or local agency that alleges a material violation by the Group Companies of any applicable Law respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety or payroll taxes with respect to its Service Providers, except, in each case, for such violations or notices of violations that would not have a Material Adverse Effect. From January 1, 2015 through the date hereof, none of the Group

Companies have: (i) engaged in any plant closing, work force reduction or other similar action (excluding individual terminations of employment occurring in the ordinary course of business consistent with past practice) that has resulted or would reasonably be expected to result in material, outstanding liability under applicable Law with respect to any Service Providers; or (ii) been issued any notice that any such action is to occur in the future with respect to any Service Providers.

3.17	Employee Benefit Plans and Related Matters; ERISA

3.17.1
Section 3.17.1 of the Disclosure Schedule sets forth a complete, separate and correct list of the Group Companies Benefit Plans, Multiemployer Plans and Seller Benefit Plans. With respect to each Group Companies Benefit Plan and Seller Benefit Plan in which any Service Providers currently participate, Seller has provided or made available to Buyer in the Data Room or provided directly to Buyer’s legal counsel by 7:00 p.m. (New York time) on August 16, 2018, to the extent applicable: (i) each Group Companies Benefit Plan and Seller Benefit Plan in which any Service Providers are or were eligible to participate, including the most recent plan document or a written description thereof, (ii) benefit schedules, trust agreements, insurance contracts and other funding vehicles relating thereto; (iii) the most recent Annual Report (Form 5500 Series) and accompanying schedules; (iv) the current summary plan description, together with any summary of material modifications relating thereto; (v) the most recent annual financial statement or report and actuarial report; (vi) all material documents and material correspondence relating thereto received from or provided to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”) or any other Governmental Authority or the plan sponsor of any Multiemployer Plan from August 1, 2016 through the date hereof relating to any material actual or potential compliance failure or violation of applicable Law and (v) the most recent determination letter from the IRS.

3.17.2	Qualified Plans

(i)
Section 3.17.2(i) of the Disclosure Schedule identifies each Group Companies Benefit Plan that is intended to be a “qualified plan” within the meaning of section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and, to the Knowledge of Seller, there are no existing circumstances or events that have occurred that could materially and adversely affect the qualified status of any Qualified Plan or its related trust if not corrected through self-correction or another correction program.

(ii)
Section 3.17.2(ii) of the Disclosure Schedule identifies each Group Companies Benefit Plan (other than a Multiemployer Plan) that is subject to Title IV of ERISA (each, a “Title IV Plan”). With respect to each Title IV Plan, except for (A) required contributions to such plan and premiums required to be paid to the PBGC, (B) any unfunded accumulated benefits with respect to such Title IV Plan, or (C) any administrative or operational expenses of such Title IV Plan, no events have occurred or conditions exist that would be reasonably expected to result in material liability to the Group Companies after the Closing Date. No Group Company shall have any liability under Title IV of ERISA after the Closing Date by reason of being treated as a single employer with any ERISA Affiliate (other than any Group Company), as determined immediately before the Closing Date.

(iii)
To the Knowledge of Seller, Section 3.17.2(iii) of the Disclosure Schedule identifies each Multiemployer Plan that is a defined benefit pension plan. Except as disclosed in Section 3.17.2(iii) of the Disclosure Schedule, none of the Group Companies nor any of their respective ERISA Affiliates has incurred any liability on account of a “complete withdrawal” or a “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan and, to the Knowledge of Seller, no circumstances exist that would reasonably be expected to give rise to any such withdrawal. Except as would not be reasonably expected to result in material liability to the Group Companies after the Closing Date, none of the Group Companies nor any of their respective ERISA Affiliates has received written notice on or after January 1, 2015, of any Multiemployer Plan’s (A) failure to satisfy the minimum funding requirements of Section 412 of the Code or application for or receipt of a waiver of such minimum funding requirements, (B) “endangered status” or “critical status” (within the meaning of Section 432 of the Code) or (C) insolvency (within the meaning of Section 4245 of ERISA) or, to the Knowledge of Seller, proposed or threatened termination. Except as would not have a Material Adverse Effect, all contributions, surcharges and premium payments owed by any Group Company and its ERISA Affiliates with respect to each Multiemployer Plan have been paid when due.

3.17.3	With respect to the Group Companies Benefit Plans:

(i)
except as set forth in Section 3.17.3(i) of the Disclosure Schedule, and except as would not have a Material Adverse Effect: (A) the Group Companies have complied with all Laws applicable to the Group Companies Benefit Plans, including ERISA and the Code; and (B) all contributions required to be made to any Group Companies Benefit Plan by applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Group Companies Benefit Plan, for any period through the date hereof have been timely made or paid in full by the final due date thereof in the Ordinary Course of Business consistent with past practice;

(ii)
except as set forth in Section 3.17.3(ii) of the Disclosure Schedule, none of the amounts payable by the Group Companies under any of the Group Companies Benefit Plans on account of the transactions contemplated under this Agreement shall fail to be deductible by reason of Section 280G of the Code; and

(iii)
Section 3.17.3(iii) sets forth each Group Companies Benefits Plan that provides for, or has any current or projected material liability for, post-retirement welfare benefits coverage for any current or former Service Providers, except for: (a) health continuation coverage as required by applicable law, including Section 4980B of the Code or Title I of ERISA; (b) coverage through the last day of the calendar month in which the retirement date occurs; (c) the credit balance of any health savings or medical reimbursement accounts; and (d) rights of beneficiaries to receive the remainder of a participant’s benefits upon the participant’s death.

3.17.4
Except as set forth in Section 3.17.4 of the Disclosure Schedule, none of the Group Companies has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any material amount of Tax incurred by such Service Provider, including under Section 409A, 457A or 4999 of the Code.

3.17.5
Except as set forth in Section 3.17.5 of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former employee or director of any Group Company to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any of the Group Companies Benefits Plans; (iii) result in the payment of any amount that would not be deductible under Section 280G of the Code; or (iv) limit or restrict the right of any of the Group Companies or, after the Closing, Buyer, to merge, amend or terminate any of the Group Companies Benefits Plans, except as would not have a Material Adverse Effect.

3.18	Taxes
Except as set forth in Section 3.18 of the Disclosure Schedule:

3.18.1
The Group Companies have timely filed (taking into account any applicable extensions) all income and all other material Tax Returns required to have been filed by them, and all such Tax Returns are accurate and complete in all material respects. All material Taxes due and owing by any Group Company (whether or not shown on a Tax Return filed by a Group Company) have been timely paid.

3.18.2	The unpaid Taxes of the Group Companies with respect to any particular Tax as of the Closing Date will not materially exceed the liability for such Tax that was included in the determination of Quasi-Indebtedness or Working Capital (each as taken into account in the Final Purchase Price).

3.18.3	There are no liens for Taxes against any of the Group Companies’ assets, other than Permitted Liens.

3.18.4	None of the Group Companies have executed or filed with any Taxing Authority any agreement extending the period for assessment or collection of any material income Taxes.

3.18.5
Each Group Company has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to an employee, independent contractor, creditor, customer, stockholder or other party, and has complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

3.18.6
There are no pending audits, examinations, investigations or proceedings by any Taxing Authority with respect to a Group Company, and no such audits, examinations or other proceedings have been proposed in writing by any Taxing Authority. No deficiency for any material amount of Tax has been asserted or assessed by any Taxing Authority in writing against any Group Company, which deficiency has not been satisfied by payment, settled or withdrawn or is not being contested in good faith by appropriate proceedings.

3.18.7
No private letter rulings, technical advice memoranda or closing agreement or other similar agreement affecting the Tax liability of any Group Company after the Closing Date have been requested of, entered into with or issued by any Taxing Authority with respect to any Group Company.

3.18.8	Section 3.18 of the Disclosure Schedule contains a list of all state and federal jurisdictions (whether foreign or domestic) to which any Tax is properly payable by any Group Company.

3.18.9
No claim has been made in writing by any Taxing Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

3.18.10
No Group Company has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes, other than a group with respect to which a Company was the common parent. No Group Company has any liability for Taxes of any Person (other than a Group Company) under Treasury Regulations section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as transferee or successor or by Contract.

3.18.11	No Group Company has participated in a “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(b)(2).

3.18.12	During the past two years, no Group Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

3.18.13
No Group Company will be required to include for a taxable period ending after the Closing Date any item of income in, or exclude any item of deduction from, taxable income for such period as a result of: (A) an improper method of accounting relating to a material item reported in a Pre-Closing Tax Period, (B) a change in method of accounting relating to an item reported in a Pre-Closing Tax Period, (C) any closing agreement executed under section 7121 of the Code (or any comparable provision of state, local or foreign Tax law) or any other agreement executed in connection with the settlement of an audit by a Taxing Authority or of any other Tax proceeding, in each case prior to the Closing, (D) any prepaid amount received on or prior to the Closing Date, (D) any installment sale or open transaction disposition prior to the Closing or (E) any election for a Pre-Closing Tax Period to defer the recognition of cancellation of debt income under U.S. federal, state and local or non-U.S. Tax Law.

3.18.14	No Group Company is a party to or bound by any Tax Sharing Agreement.

3.18.15	Section 3.18 of the Disclosure Schedule sets forth the entity classification for U.S. federal income Tax purposes of each Group Company.

3.19	Insurance
Section 3.19 of the Disclosure Schedule sets forth all material insurance policies maintained by the Group Companies as of the date hereof, and prior to the date hereof, Seller has made available to Buyer in the Data Room a true and complete copy of each such policy as in effect as of the date hereof. All such policies are in full force and effect. There is no pending claim by any of the Group Companies under any of such policies as to which coverage has been denied by the underwriters of such policies. All premiums payable under all such policies have been timely paid in all material respects and the Group Companies have otherwise complied in all material respects with the terms and conditions of all such policies.

3.20	Customers and Suppliers

3.20.1
Section 3.20.1 of the Disclosure Schedule sets forth the top ten customers of the Group Companies (based on the aggregate purchase price of products or services provided) as of the date hereof (each, a “Top Customer”) for the past calendar year. None of the Group Companies have received any written notice that any such customer: (i) has ceased or will cease to use the products or services of the Group Companies; or (ii) has materially reduced or will materially reduce the use of products or services of the Group Companies, including, in each case, as a result of this Agreement or the transactions contemplated hereby.

3.20.2	Section 3.20.2 of the Disclosure Schedule sets forth the top ten suppliers to the Group Companies (based on the aggregate purchase price of raw materials,

suppliers or other products or services orders) as of the date hereof (each, a “Top Supplier”) for the past calendar year. As of the date hereof, none of the Group Companies have received any written notice that any such supplier will not sell raw materials, supplies and other products and services to the Group Companies after the Closing Date on terms and conditions that are substantially similar to those used in its current sales to the Group Companies, subject to customary price increases, including as a result of this Agreement or the transactions contemplated hereby.

3.21	Professionals, Brokers and Finders
Except as set forth in Section 3.21 of the Disclosure Schedule, the fees of which shall be paid by Seller, no Group Company has any liability or obligation to pay fees or commissions to any attorney, accountant, investment banker, broker, finder or other intermediary in connection with the transactions contemplated by this Agreement.

3.22	Anti-Corruption Laws; Sanctions; Export Controls
Except as set forth in Section 3.22 of the Disclosure Schedule:

3.22.1
The Group Companies and each of their respective officers, directors, employees, agents or other Persons acting on their behalf are and have been since October 1, 2010 in compliance with all Anti-Corruption Laws, except as would not be material to the Group Companies.

3.22.2
Neither the Group Companies nor any of their respective officers, directors, employees, agents or other Persons acting on their behalf (i) has since October 1, 2010 offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another Person, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, or inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act; or (ii) has or since October 1, 2010, made or authorized any other Person to make on its behalf any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business, except in each of clauses (i) and (ii) would not be material to the Group Companies.

3.22.3
The Group Companies have in place and maintain policies, procedures and controls that are reasonably designed to promote and ensure compliance in all material respects with Anti-Corruption Laws in each jurisdiction in which the Group Companies do business.

3.22.4	None of the Group Companies, nor any of their respective beneficial owners (excluding BNDES and any public shareholder of Marfrig), officers, directors,

employees or agents is a Government Official or a close family member of a Government Official, except as would not be material to the Group Companies.

3.22.5
No Governmental Authority is investigating or has in the past five years conducted, initiated or threatened any investigation of the Group Companies or any of their respective officers, directors or employees for alleged violation of Anti-Corruption Laws, in each case that would be material to the Group Companies.

3.22.6
None of the Group Companies, nor any of their respective beneficial owners, officers, directors, employees, agents or other Persons acting on their behalf, is, or is owned 50% or more or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (currently, Crimea, Cuba, Iran, North Korea, and Syria).

3.22.7
For the past five years, no Group Company or any of its Affiliates has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person in any material respect, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.

3.22.8
The Group Companies and their respective Affiliates are and for the past five years have been in compliance with, and have not been penalized for and, to the Knowledge of Seller, have not been under investigation with respect to or threatened to be charged with or given notice of any violation of, any applicable Sanctions or export controls Laws, except as would not be material to the Group Companies.

3.22.9
Notwithstanding any representations and warranties contained elsewhere in this Agreement, matters arising under Anti-Corruption Laws, Sanctions and export controls shall be governed exclusively by this Section 3.22.

3.23	Intercompany Accounts
Section 3.23 of the Disclosure Schedule contains a true and complete list of all intercompany balances as of the date hereof between Seller and its Affiliates (other than any Group Company), on the one hand, and a Group Company, on the other hand.

3.24	Product Matters
Except as set forth in Section 3.24 of the Disclosure Schedule:

3.24.1
Except as would not have a Material Adverse Effect, since January 1, 2015, each Group Company and all products manufactured or marketed by any Group Company (the “Products”) have, to the extent applicable, complied in all material respects with (i) the applicable provisions of the Federal Food, Drug, and Cosmetic Act and all other applicable regulations and requirements adopted by the U.S.

Food and Drug Administration (the “FDA”) thereunder and all other applicable statutes, regulations and requirements of the U.S. Department of Agriculture (the “USDA”) and any applicable requirements established by any state, local or foreign Governmental Authority responsible for regulating food products (together with the FDA and the USDA, collectively, the “Food Authorities”), and (ii) all terms and conditions imposed in any licenses, franchises, permits, approvals and similar authorizations granted to any Group Company by any Food Authority. The foregoing includes any applicable good manufacturing practices and sanitation requirements, labeling and advertising requirements, requirements relating to food or color additives, food standards, product composition requirements, testing requirements or protocols, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, laboratory controls, storage and warehousing procedures, shipping requirements and shelf-life requirements.

3.24.2
None of (i) any Group Company, any Product or any facility in which any Product is manufactured, processed, packaged or held or (ii) to the Knowledge of Seller, with respect to the Products, the Persons that manufacture, process, package, or supply ingredients and packaging materials for or distribute the Products, has received or is subject to, or since January 1, 2015 has been subject to, (A) any warning letter, untitled letter, written notice of inspectional observation (FDA Form 483) or other adverse correspondence or written notice from the FDA, Notice of Suspension or Notice of Intended Enforcement or other adverse correspondence or notice from the USDA or (B) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement action by any Food Authority, except in all cases for those to which the Group Companies responded or that would not have a Material Adverse Effect.

3.24.3
Except as would not have a Material Adverse Effect, since January 1, 2015, none of the Group Companies, or to the Knowledge of Seller, with respect to the Products, the Persons that manufacture, process, package, supply ingredients for or distribute the Products, has, since January 1, 2015, voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any Product. To the Knowledge of Seller, there are no facts which are reasonably likely to cause (i) any Food Authority to require the recall, market withdrawal or replacement of any Product sold or intended to be sold or (ii) any Group Company, as a result of regulatory action of a Food Authority to make a material change in the labeling of any such Products or (B) a termination or suspension of the marketing of such Products, except for any such matters that would not have a Material Adverse Effect.

3.25	No Other Representations and Warranties
Except for the representations and warranties contained in this Article 3 (as modified by the Disclosure Schedule subject to Section 11.5), neither Seller, the Group Companies nor any other Person on behalf of Seller or the Group Companies makes or has made any other representation or warranty, expressed or implied, at law or in equity, with respect to Seller, the Group Companies or the Group Companies’ businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise).

4	Representations and Warranties of Buyer
Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

4.1	Authorization; Binding Effect
Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby have been, duly and validly authorized by all requisite corporate action of Buyer. Buyer has duly executed and delivered this Agreement. This Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

4.2	Corporate Status

4.2.1
Buyer is duly organized, validly existing and, where the concept is recognized, in good standing under the laws of the jurisdiction of its incorporation, except where the failure to be in good standing would not reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations hereunder.

4.2.2
Buyer is duly qualified or licensed to do business and, where the concept is recognized, in good standing in each of the jurisdictions in which such qualification or licensing is necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations hereunder.

4.3	Governmental Approvals
The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, require no Governmental Approvals other than compliance with any applicable requirements of the HSR Act and the Foreign Competition Laws and any Consent under Laws other than competition laws that, if not obtained or made, would not reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations hereunder.

4.4	No Conflicts
The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with, contravene or result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both): (i) any applicable Law; (ii) the certificate of incorporation or by-laws or other organizational documents of Buyer; or (iii) any Contract or other instrument applicable to Buyer or any of its properties or assets, except as would not materially impair or delay the ability of Buyer to perform its obligations hereunder.

4.5	Purchase for Investment
Buyer is acquiring the Shares for investment and not with a view toward any resale or distribution thereof, except in compliance with the Securities Act of 1933 (the “Securities Act”). Buyer hereby acknowledges that the Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under the Securities Act.

4.6	Litigation
There is no Litigation pending or, to the knowledge of Buyer, threatened against or affecting Buyer relating to the transactions contemplated hereby or that would reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations hereunder.

4.7	Financial Ability to Perform
Buyer has, or will have immediately prior to and at the Closing, available unrestricted funds, available lines of credit or other sources of immediately available funds, in an amount sufficient in the aggregate to enable Buyer to make all necessary payments hereunder, including delivering the Estimated Purchase Price (together with any adjustments contemplated by Section 2.4) to Seller, as and when contemplated by this Agreement. Without limiting this Section 4.7, in no event shall the receipt or availability of any funds or financing by or to Buyer or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Buyer hereunder.

4.8	Solvency
Immediately after giving effect to the transactions contemplated by this Agreement, and assuming satisfaction of the conditions to Buyer’s obligations to consummate the transactions contemplated hereunder, Buyer will: (i) be able to pay its debts as they become due; (ii) own assets that have a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

4.9	Professionals, Brokers and Finders
No attorney, accountant, investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Buyer or any of its Affiliates is entitled to any fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

4.10	Condition of the Business
Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that neither Seller, the Group Companies nor any other Person is making any representations or warranties whatsoever, express or implied, at law or in equity, beyond those expressly given in Article 3 (as modified by the Disclosure Schedule subject to Section 11.5), Section 11.19.2, and any representations or warranties other than those set forth in Article 3 (as modified by the Disclosure Schedule subject to Section 11.5) and Section 11.19.2 are hereby disclaimed. Buyer hereby acknowledges and agrees to such disclaimer of any representations or warranties beyond those expressly given in Article 3 (as modified by the Disclosure Schedule subject to Section 11.5) and Section 11.19.2. Buyer further acknowledges that none of Seller, the Group Companies or any of their respective Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Group Companies or the transactions contemplated hereby, including in respect of the Business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information, not expressly set forth in Article 3 (as modified by the Disclosure Schedule subject to Section 11.5). Except with respect to the representations or warranties expressly given in Article 3 (as modified by the Disclosure Schedule subject to Section 11.5) and Section 11.19.2, none of Seller, the Group Companies or any of their respective Affiliates or any other Person will have or be subject to an objection or liability to Buyer or the Group Companies following the Closing or any other Person resulting from the distribution to Buyer or the Group Companies following the Closing or its Representatives or Buyer’s or the Group Companies’, following the Closing, use of, any such information, including any confidential memoranda or any draft registration statement on Form F-1 distributed on behalf of the Group Companies relating to the Group Companies or other publications or Data Room information provided to Buyer or its Representatives, or any other document or information in any form provided to Buyer or its Representatives in connection with the sale of the Group Companies and the transactions contemplated hereby. Buyer acknowledges that it is an informed and sophisticated Person and has engaged advisors experienced in the evaluation and purchase of companies such as the Group Companies as contemplated hereunder. Nothing in this Section 4.10 shall be deemed to constitute a waiver of fraud.

4.11	Independent Investigation
Buyer acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article 3 of this Agreement.

5	Covenants

5.1	Conduct of Business

5.1.1
From the date hereof until the Closing, Seller shall, and shall cause the Group Companies to, conduct the Business in the Ordinary Course and use commercially reasonable efforts to (a) maintain and preserve relationships of the Group Companies with their customers, lenders, suppliers, employees and others with which they have material business relationships, (b) manage their contractual obligations (including the timing of performance of such contractual obligations by the Group Companies and counterparties thereto) in the Ordinary Course, (c) continue to make growth capital expenditures in accordance with the budget set forth in Section 5.1.1(A) of the Disclosure Schedule, (d) make customary maintenance capital expenditure from $10,000,000 to $15,000,000 in the aggregate during each calendar quarter and (e) continue to file all Tax Returns required to be filed and timely pay all Taxes required to be paid by or in respect of the Group Companies in accordance with applicable Law. Without limiting the foregoing, from the date hereof until the Closing, except (x) as otherwise contemplated by this Agreement or the Restructuring Plan, or (y) as set forth in Section 5.1.1(B) of the Disclosure Schedule, without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, Seller (with respect to the Business or the Group Companies) shall not, and shall cause each of the Group Companies not to:

(i)
(A) amend the certificate of incorporation, bylaws or similar organizational documents (whether by merger, consolidation or otherwise) of any of the Group Companies, or (B) form any Subsidiary of any Company or any joint venture;

(ii)	adjust, split, combine or reclassify any Company Security or Subsidiary Security;

(iii)
(A) issue, deliver or sell, authorize the issuance, delivery or sale of, or grant to any Person any right or option to acquire, any Company Security or Subsidiary Security, other than the issuance of any Subsidiary Security to a Group Company or any wholly owned Subsidiary of a Group Company, or (B) amend any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(iv)	incur any capital expenditures or any liabilities in respect thereof, other than as set forth in Section 5.1.1(c) or (d) above or in connection with emergency maintenance of properties or assets;

(v)
acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, (a) any securities or interests in other Persons (other than in the Group Companies) or any business or line of business or (b) any other material assets or properties, other than in the Ordinary Course;

(vi)
(A) sell, lease or otherwise transfer, dispose of, or create or incur any Lien (other than a Permitted Lien) on, any Group Company’s assets, securities, interests or businesses, other than in the Ordinary Course; (B) enter into any sale-leaseback transaction other than with respect to newly-acquired assets and (x) in accordance with the projects set forth in Section 5.1.1(vi) of the Disclosure Schedule (the “Sale-Leaseback Plan”) and (y) for an aggregate amount not exceeding the total aggregate amount set forth in the Sale-Leaseback Plan; or (C) enter into any new program in connection with accounts receivable securitization or transactions;

(vii)
make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) loans to employees in the Ordinary Course in an amount not exceeding $100,000 in the aggregate; (y) advances to employees for business expenses to be incurred in the Ordinary Course; or (z) loans to any Affiliate of the Group Companies that will be settled in full at or prior to the Closing in accordance with Section 5.11;

(viii)
create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees, except for such indebtedness or guarantees taken into account in the calculation of Indebtedness or Quasi-Indebtedness;

(ix)
(A) enter into any agreement or arrangement that limits or otherwise restricts in any material respect any Group Company or any of its Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect any Group Company, Buyer or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person, (B) enter into, amend or modify in any material respect or terminate any Contract that would be required to be disclosed by Section 3.10.1 if entered into prior to the date hereof, other than in the Ordinary Course or (C) waive, release or assign any material rights, claims or benefits of any Group Company, other than in the Ordinary Course;

(x)	change any Group Company’s methods of accounting, except as required by applicable Laws or concurrent changes in IFRS;

(xi)
settle, or offer or propose to settle, (A) any material Litigation involving or against any Group Company (other than any Specified Legal Proceeding on terms that, if settled after the Closing, would be permitted by Section 9.5.7), (B) any stockholder Litigation or dispute against any Group Company or any of its officers or directors or (C) any Litigation or dispute that relates to the transactions contemplated hereby;

(xii)
make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(xiii)
grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider, other than in connection with the transactions contemplated in this Agreement to the extent amounts payable pursuant thereto will constitute Transaction Expenses;

(xiv)
increase the compensation or benefits provided to any current or former Service Provider (other than (x) in the Ordinary Course in accordance with the Group Companies’ merit increase guidelines per geographic region as in effect from time to time or in accordance with the terms of any applicable Collective Bargaining Agreement or non-US employment contract and (y) in accordance with local industry norms);

(xv)
grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider or grant any other incentives in respect of a performance or vesting period extending beyond the fiscal year in which this Agreement is executed;

(xvi)
establish, adopt, enter into or amend any Seller Benefit Plan, Group Companies Benefit Plan or Collective Bargaining Agreement if such action creates any material financial liability or material operational cost for the Group Companies or Buyer or would increase the operational costs of the Group Companies by more than $400,000 annually;

(xvii)
(A) hire any employees (other than to fill vacancies arising due to terminations of employment of employees, other than Key Employees) or (B) terminate the employment of any Key Employee other than for cause;

(xviii)
transfer the employment or engagement of any Service Provider of the Business from any of the Group Companies to Seller or any of its Affiliates (other than the Group Companies) or from Seller or any of its Affiliates

(other than the Group Companies) to any of the Group Companies except the transfer of any Retained Employees;

(xix)
fail to inform Buyer as soon as practicable in the event that any Key Employee (other than any Retained Employee) informs any Group Company (to the extent that constitutes Knowledge of Seller) that he or she is resigning as a result of the transactions contemplated by this Agreement;

(xx)
sell, lease, license, sublicense, modify, terminate, abandon or permit to lapse, transfer or dispose of, create or incur any Lien (other than Permitted Liens) on, or fail to use commercially reasonable efforts to protect, any of the material Company Intellectual Property;

(xxi)	pay, distribute or use any Cash or incur any Indebtedness or Transaction Expenses, at and from the Reference Time until the Closing; or

(xxii)	agree, resolve or commit to do any of the foregoing;
provided that, (x) nothing in this Agreement shall prevent or restrict Seller from taking any action (1) reasonably required to implement or comply with any obligations of Seller under this Agreement or (2) to implement the Restructuring Plan, and (y) if any Group Company takes any of the foregoing actions as permitted in accordance with this Section 5.1.1 following the Reference Time and prior to the Closing, the Final Purchase Price shall be calculated as if such actions had been taken prior to the Reference Time.

5.1.2	Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Group Companies prior to Closing.

5.2	Confidentiality, Access and Information

5.2.1
The Confidentiality Agreement shall continue in full force and effect until the Closing Date, at which time, the Confidentiality Agreement shall terminate automatically. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall survive such termination and shall continue in full force and effect in accordance with its terms.

5.2.2
From and after the Closing, (i) Seller and its Affiliates shall keep confidential, not disclose to any Person and not use for any purpose any non-public information in their possession or of which they have knowledge of relating to any Group Company or the Business and (ii) Seller, Buyer and their respective Affiliates shall keep confidential and not disclose to any Person the existence and the provisions of this Agreement.

5.2.3	Neither Section 5.2.1 nor Section 5.2.2 shall prohibit disclosure or use of any non-public information if and to the extent:

(i)	the disclosure is permitted under this Agreement;

(ii)	the disclosure or use is required by judicial or administrative process or by other requirements of applicable Law;

(iii)
the disclosure or use is required or is deemed reasonably required for the purpose of any potential or actual judicial or arbitration proceedings, including any such proceedings arising out of this Agreement;

(iv)
the disclosure is made to an Affiliate of a Party or its (or its Affiliate’s) officers, directors, employees or professional or financial advisers on terms that such Affiliate or its (or its Affiliate’s) officers, directors, employees or professional or financial advisers undertake to comply with the provisions of Section 5.2.2 in respect of such information as if they were a Party to this Agreement;

(v)	the disclosure is made by Seller or Marfrig to BNDES;

(vi)	such information is or becomes publicly available (other than by breach of this Agreement or any other obligation of confidence by the Party seeking to disclose such information); or

(vii)	the other Party has given prior written approval to the disclosure or use.

5.2.4
From the date hereof until the earlier of the termination of this Agreement and the Closing, Seller shall provide Buyer and its Representatives with reasonable access during normal business hours to the information, properties, assets, books and records relating to, and employees of, the Group Companies as Buyer shall reasonably request from time to time; provided that Seller may restrict the foregoing access to the extent required by applicable Law or if Seller reasonably believes that the information requested by Buyer is subject to confidentiality obligations to third parties or the disclosure of such information would result in the loss of attorney-client privilege or would reasonably be expected to subject Seller to a material risk of liability; provided, further, that Seller shall use commercially reasonable efforts to provide Buyer with access to any such information described in the foregoing proviso in a manner that would not reasonably be expected to result in the breach of applicable Law or confidentiality obligations or loss of any such attorney-client privilege; and provided, further, that in the exercise of the foregoing rights, Buyer shall not, and shall cause its Representatives not to, unduly interfere with the operation and conduct of the Business. All information received pursuant to this Section 5.2 shall be governed by the terms of the Confidentiality Agreement.

5.2.5
From the date hereof until the earlier of the termination of this Agreement and the Closing, Seller shall, and shall cause the Group Companies and their respective Affiliates to retain all of the books and records of the Group Companies and their Subsidiaries in accordance with Seller’s record retention policies as presently in effect on the date hereof. During the seven-year period beginning on the Closing Date without limiting Seller’s obligations in Section 2.2.1(iv), (i) Seller shall not dispose, or permit the disposal by any of its Affiliates of, any books and records relating to the Business or any Group Company not required to be retained under such policies without giving 60 days’ prior written notice to Buyer and offering to deliver the same to Buyer at Buyer’s expense and (ii) to the extent allowed by applicable Law, Seller shall provide Buyer and its Representatives (at Buyer’s sole cost and expense) with reasonable access during normal business hours to the foregoing books and records to the extent reasonably necessary or useful for Buyer in connection with any Litigation or audit.

5.3	Public Announcements
Neither Buyer nor Seller shall, and shall not permit their respective Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, except for any announcement required by applicable Law or by the rules and regulations of any securities exchange or national market system upon which the securities of Buyer or Seller (as applicable) are listed, in which case such Party shall use its commercially reasonable efforts to provide the other Party with sufficient time, consistent with such requirements, to review the nature of such requirements and to comment upon such disclosure prior to publication.

5.4	Further Actions

5.4.1	Each of Seller and Buyer (subject to Section 5.5.4) shall take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated herein.

5.4.2
Buyer shall procure and have available, as of the Closing, funds sufficient to pay all of the cash amounts required to be provided by Buyer for the consummation of the transactions contemplated by this Agreement, including all related fees and expenses required to be paid as of the date of the consummation of such transactions.

5.4.3
Subject to Section 11.1.2, Seller shall, and shall cause the Group Companies to, use commercially reasonable efforts in cooperating with Buyer and Buyer’s title insurance company in connection with any efforts by Buyer to obtain title insurance policies with respect to the Real Property.

5.4.4
Buyer shall use commercially reasonable efforts to cooperate with Seller in obtaining any change of control consent that may be required under any operating leases as a result of the transactions contemplated by this Agreement, provided that in no event shall Buyer or any of its Affiliates be required to incur any costs, expenses or liabilities.

5.5	Governmental Approval

5.5.1
Subject to the terms and conditions of this Agreement, each of the Parties shall cooperate with each other and shall use (and cause their respective Affiliates to use) their commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done, and reasonably assist and cooperate with the other

Party in doing, all things necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Affiliates with respect to this Agreement and, subject to the conditions set forth in Section 6.1.1 and Section 6.1.2, to consummate the transactions as soon as practicable. Subject to Section 5.5.4, Buyer shall use its commercially reasonable efforts to enable all waiting periods (including any extensions thereof) under the HSR Act or any Foreign Competition Law to expire or terminate, and for any appropriate Consents under the HSR Act or any Foreign Competition Law to be received, in order to cause the transactions contemplated by this Agreement to occur prior to the Longstop Date.

5.5.2
Without limiting the generality of Section 5.5.1, the Parties shall, and shall cause the Group Companies and their Affiliates to use their reasonable best efforts to: (i) within ten Business Days following the execution of this Agreement or as otherwise agreed between the Parties, file with the United States Federal Trade Commission and the United States Department of Justice, the Notification and Report Form required for the transactions contemplated herein pursuant to the HSR Act; and (ii) file with any other Governmental Authority, any other filings, reports, information and documentation required for the transactions contemplated herein pursuant to any Foreign Competition Law as promptly as practicable or advisable following the execution of this Agreement. All filing fees and other filing costs payable in connection with the applications, notifications, information, or filings pursuant to the HSR Act or any Foreign Competition Law shall be paid entirely by Buyer.

5.5.3
Each of Buyer and Seller shall respond promptly to any requests for additional information or documentary materials by any Governmental Authority under the HSR Act or any Foreign Competition Law. Each of Buyer and Seller shall cooperate fully with each other in responding to such requests, including by (i) promptly notifying and furnishing each other Party’s legal counsel copies of any correspondence or communication (including, in the case of any oral communication, a summary thereof) with a Governmental Authority, or any filing such Party submits to any Governmental Authority, (ii) consulting with and permitting each other Party’s legal counsel to review in advance any proposed filing and any written or oral communication or correspondence to any Governmental Authority and (iii) considering in good faith the views of each other Party in connection with any proposed filing and any written or oral communication or correspondence to any Governmental Authority in each case subject to applicable Law. Neither Buyer nor Seller shall agree to, or permit any of their respective Affiliates or Representatives to, participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter relating to the HSR Act or any Foreign Competition Law in connection with the transactions contemplated by this Agreement unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting or discussion.

5.5.4
Buyer shall use its commercially reasonable efforts to avoid or eliminate each and every impediment under the HSR Act or any Foreign Competition Law that may be asserted by any Governmental Authority or private party with respect to this Agreement so as to make effective as promptly as practicable (and in any event prior to the Longstop Date) the transactions contemplated herein and to avoid any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing beyond the Longstop Date. The steps involved in the preceding sentence shall include, without limitation: (i) subject to the Longstop Date, defending through litigation on the merits, including appeals, any claim asserted in any court or other proceeding by any Person; or (ii) agreeing to propose, negotiate, commit to and effect, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of the facility specified on Section 5.5.4 of the Disclosure Schedule, solely to the extent so required by a Governmental Authority in order (A) to obtain all necessary consents, approvals and authorizations as soon as reasonably possible, and in any event before the Longstop Date, (B) to avoid the entry of, or to have vacated, lifted, dissolved, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect in any legal proceeding and that prohibits, prevents or restricts consummation of the transactions contemplated herein or (C) to effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the Longstop Date. At the request of Buyer, the Group Companies shall agree to take any action with respect to the Group Companies in the two preceding sentences, provided that any such action is conditioned upon (and shall not be completed prior to) the consummation of the transactions contemplated herein. Buyer shall not, and shall cause each of its Affiliates not to, take any action which is intended to or which would reasonably be expected to adversely affect the ability of any of the Parties hereto from obtaining (or cause delay in obtaining) any necessary approvals of any Governmental Authority required for the transactions contemplated herein, from performing its covenants and agreements under this Agreement, or from consummating the transactions contemplated herein. Seller and each Company shall, and shall cause their Subsidiaries to, cooperate with Buyer in exchanging such information, supplying such assistance and executing such documents as may be requested by Buyer in connection with the filings and other actions contemplated by this Section 5.5.4.

5.5.5
From the date hereof until the Closing Date, except with Seller’s consent, Buyer shall not, and shall cause its Affiliates not to, take any action, including entering into any transaction, that would reasonably be expected to prevent or materially delay the expiration or termination of any waiting periods (including any extensions thereof) or any Consents under the HSR Act or any Foreign Competition Law necessary for the consummation of the transactions contemplated hereby.

5.5.6
Each of Buyer and Seller shall coordinate and cooperate with each other in exchanging such information and supplying such assistance as may be reasonably requested by the other Parties in connection with the filings and other actions contemplated by this Section 5.5. Each of Buyer and Seller shall promptly inform the other Parties of any communication, and any proposed understanding, undertaking or agreement, with any Governmental Authority regarding any filings or other actions contemplated by this Section 5.5.

5.6	Restructuring Plan
Each document to be executed by the Group Companies following the date hereof in connection with the Restructuring Plan (the “Restructuring Documents”) shall be in form and substance reasonably acceptable to Buyer (with Buyer’s consent not to be unreasonably withheld, conditioned or delayed), and prior to executing (or permitting any Affiliate to execute) any Restructuring Document, Seller shall provide Buyer with a reasonable opportunity to review and comment thereon. Seller shall provide copies to Buyer of each executed final Restructuring Document on or prior to the Closing. Between the date of this Agreement and the Closing Date, Seller shall, and shall cause its Affiliates to, use its reasonable best efforts to effect, or cause to be effected, all actions, and to do and cause to be done, all things necessary proper or advisable (subject to applicable Laws) to consummate and render effective the Restructuring Plan in accordance with applicable Law prior to the Closing Date, including, without limitation, the preparation and filing or delivery of filings, notices, petitions, statements, registrations, submissions of information applications and other documents and obtaining of all regulatory approvals necessary to consummate the Restructuring Plan, and Seller shall not make any changes to the Restructuring Plan or any Restructuring Document that would have any cost or generate any liability or obligation to Buyer or the Group Companies following Closing without the prior written consent of Buyer (with Buyer’s consent not to be unreasonably withheld, conditioned or delayed).

5.7	Further Assurances
Following the Closing, each of Buyer and Seller shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the other Party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

5.8	Notices of Certain Events
Seller shall as soon as reasonably practicable notify Buyer of: (i) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; or (ii) to the extent allowed by applicable Law, any Litigation commenced or, to the Knowledge of Seller threatened against, Seller or any Group Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or Section 3.18.6 that relate to the consummation of the transactions contemplated by this Agreement.

5.9	Resignations
Seller will deliver to Buyer the resignations of all officers and directors of any Group Company (other than the Retained Employees) who will be officers, directors or employees of Seller or any of its Affiliates after the Closing Date from their positions with such Group Company at or prior to the Closing Date.

5.10	Non-Competition; Non-Solicitation

5.10.1
From and after the Closing Date and until the third anniversary thereof, Seller shall not, and Seller shall cause its Affiliates existing as of the Closing Date (which for the avoidance of doubt includes the Identified Affiliate) and its Subsidiaries not to, directly or indirectly, engage or participate in any Competing Business or own any interest in, manage, control, lend to or otherwise finance (other than ordinary trade terms), or participate in the ownership, management, control or financing of, or loan to, any Person engaged in any Competing Business, or provide consulting services to any Person engaged in any Competing Business.

5.10.2	Notwithstanding the foregoing, nothing in this Agreement shall prohibit or in any way limit Seller or its Affiliates from:

(i)
being or becoming (a) a passive owner of not more than 5% of the capital stock, voting stock or other equity interest of any Person engaged in a Competing Business or (b) subject, from and after the Closing Date and until the third anniversary thereof, to compliance with Section 5.10.3, acquiring, owning or operating, or conducting or engaging in any activity through, or entering into any agreement related to the foregoing with respect to, a Designated Company;

(ii)
owning, operating, conducting or engaging in any manner in any businesses or activities as conducted or engaged in by Seller or its Affiliates (other than the Group Companies) as of the date of this Agreement, including the Excluded Businesses and all activities of National Beef Packing Company LLC and its Subsidiaries; or

(iii)
owning and operating, conducting or engaging in the Korean Business from and after the date on which Seller has purchased Buyer’s equity interests in McKey Korea LLC pursuant to Section 5.12 in substantially the same manner as the Korean Business was operated, conducted and engaged in during the twelve months ending on June 30, 2017.

5.10.3
As soon as reasonably practicable prior to Seller or any of its Affiliates existing as of the Closing Date (which for the avoidance of doubt includes the Identified Affiliate) or its Subsidiaries (the “Designated Business Purchaser”) executing any binding agreement with respect to the acquisition of more than 5% of the capital stock, voting stock or other equity interest of a Designated Company pursuant to Section 5.10.2(i)(b) (a “Designated Acquisition”), Seller shall deliver notice of such Designated Acquisition to Buyer, and Buyer shall (unless waived by Buyer in writing) have the right to participate in such Designated Acquisition on equal terms with Seller, in which case Buyer and Seller shall negotiate in good faith the terms and conditions upon which the parties shall jointly pursue such Designated Acquisition. If (i) Buyer notifies Seller of its intention to not pursue the Designated Acquisition with Designated Business Purchaser or (ii) Buyer and Seller do not reach an agreement within 30 days on terms and conditions pursuant to which they shall jointly pursue such Designated Acquisition, then Designated Business Purchaser shall be allowed to proceed alone with the Designated Acquisition.

5.10.4	In the event that Designated Business Purchaser completes a Designated Acquisition without Buyer, then from and after the Closing Date and until the third anniversary thereof,

(i)	Seller shall, within 30 days from closing of the Designated Acquisition, deliver notice to Buyer of such event and shall cause the Designated Business Purchaser to comply with the Section 5.10.3.

(ii)
Within 30 days of receipt of such notice, Buyer may request the Designated Business Purchaser to offer to Buyer the opportunity to purchase those portions of the Designated Business located within any Restricted Territory that constitute a Competing Business for that Restricted Territory (an “Overlapping Operation”) and Designated Business Purchaser shall provide Buyer with reasonable information as it has available regarding the nature of the Overlapping Operation (subject to appropriate confidentiality being agreed and any competitive or privilege concern on the sharing of information).

(iii)
    Each of Buyer and Designated Business Purchaser shall, within 30 days of delivery by Buyer of the request set forth in paragraph (ii) above, deliver to each other its good faith estimate of the fair market value (the “Fair Value”) of the Overlapping Operation as of the closing date of the Designated Acquisition.

(iv)
If the higher of the estimated Fair Values as determined by the parties is equal to or less than 110% of the lower of the estimated Fair Values as determined by the parties, then the Fair Value shall be finally determined to be equal to (i) (x) the higher estimate plus (y) the lower estimate divided by (ii) two.

(v)
If the higher of the estimated Fair Values as determined by the parties is greater than 110% of the lower of the estimated Fair Values as determined by the parties, then the parties shall jointly designate an investment bank that has not provided substantial services to Buyer or Seller in the previous 3 years (the “Resolving Firm”) to determine its estimate of the Fair Value, such estimate of Fair Value to be delivered by the Resolving Firm to the parties no later than 30 days after such Resolving Firm’s engagement.

(vi)
If the Resolving Firm’s estimate of Fair Value is equal to or between the estimate of Fair Values made by the initial valuation of the parties, then the Resolving Firm’s estimate of the Fair Value shall be the finally determined Fair Value. If the Resolving Firm’s estimate of Fair Value is not between the initial estimate of Fair Values made by the parties, then the finally determined Fair Value shall be equal to (1) (x) the Resolving Firm’s estimate of Fair Value plus (y) the initial estimate of Fair Value by the party whose estimate was closest to the Fair Value determined by the Resolving Firm divided by two.

(vii)
The determination of estimated Fair Value as set forth above shall be final and binding on all parties. In making their determination, each of the parties and the Resolving Firm shall rely solely on written submissions made by Buyer and Designated Business Purchaser.

(viii)
Upon determination of the Fair Value, the sale of the Overlapping Operation shall proceed subject to any necessary regulatory approvals and neither Seller nor its Affiliates (including the Designated Business Purchaser) shall be required to make any representations or warranties with respect to the Overlapping Operation other than (i) with respect to its ownership and (ii) any representations and warranties as to Designated Business Purchaser’s period of ownership that are similar to the representations and warranties Designated Business Purchaser received from the seller in the Designated Acquisition with respect to the Designated Company, adjusted appropriately to reflect the size and scope of the Overlapping Operation relative to the Designated Company.

5.10.5
Without limiting any other remedy available to Buyer hereunder or under applicable Law, in the event Seller or any of its Affiliates, directly or indirectly, acquires any company or business that includes a Competing Business in the Restricted Territory (other than a Designated Company which is addressed solely by Section 5.10.2(i)(b)), Buyer may, within 30 days of closing of such acquisition, require Seller or such of its Affiliates to sell the portion of such company or business that represents a Competing Business to Buyer at a price equal to the Resale Price, subject to the same terms and conditions set forth in the agreement for the acquisition of such company or business (in each case, adjusted appropriately to reflect the size and scope of such Competing Business relative to such company or business). “Resale Price” means the purchase price paid by Seller or any of its Affiliates for such company or business, multiplied by a fraction equal to (i) the EBITDA of such Competing Business, divided by (ii) the EBITDA of such company or business.

5.10.6
From and after the Closing Date and until the third anniversary thereof, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment or hire any employee of any Group Company (other than (a) the Retained Employees, (b) employees of the Excluded Business or (c) from and after the date on which Seller has purchased Buyer’s equity interests in McKey Korea LLC pursuant to Section 5.12, employees of the Korean Business) who is at the time of such solicitation, or was within the three months preceding such solicitation or hiring, an employee of any Group Company; provided that nothing in this Agreement shall (i) prohibit or restrict Seller or any of its Affiliates from conducting general searches for employees through general advertisements or other general postings via other media of employment opportunities or listings, employment search firms, job fairs or other similar means which are not specifically targeted at such employees or (ii) apply to any employee whose employment is terminated by Buyer or any of its Affiliates (including any Group Company).

5.10.7
If any provision contained in this Section 5.10 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.10, but this Section 5.10 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.10 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

5.11	Intercompany Accounts and Related Party Agreements
All intercompany accounts between Seller or its Affiliates (other than any Group Company), on the one hand, and any Group Company, on the other hand, as of the Closing shall be settled and paid in full in cash prior to the Closing, in such a manner as would not result in any post-Closing liabilities for any Group Company. All Related Party Agreements shall be terminated prior to the Closing, in such a manner as would not result in any post-Closing liabilities for any Group Company.

5.12	Korean Business
Following the Closing, Buyer shall (i) conduct the business and operations of the Korean Business in good faith and (ii) use its reasonable best efforts to cause the Korean Business to achieve sales volume of 16,000 metric tons per annum on reasonable commercially viable terms (measured by reference to the historical margins of the Korean Business during the twelve-month period prior to June 30, 2017) by the date that is seven months after the Closing Date (the “Sales Measurement Period”). If, notwithstanding such efforts, the Korean Business has not achieved such sales volume on or before the expiration of the Sales Measurement Period, Buyer shall have the right to, within five days after expiration of the Sales Measurement Period, sell to Seller and, if Buyer exercises such right, Seller will be required to buy or cause its Affiliates to buy from Buyer, Buyer’s equity interests in McKey Korea LLC at a price of $60,000,000, subject to the same terms and conditions set forth in this Agreement (including (a) price adjustment for Indebtedness, Quasi-Indebtedness, Cash and Working Capital and (b) representations, warranties and indemnities, in each case as to Buyer’s period of ownership and in each case adjusted appropriately to reflect the size and scope of the Korean Business relative to the Business).

5.13	Transition Planning
Each of Seller and Buyer shall, and shall cause their Affiliates to, act in good faith and reasonably consult with each other to the extent permitted by applicable Law between the date hereof and the Closing Date to define the steps to transition of ownership of the Group Companies and control of the operations of the Business. If reasonably necessary for the operation of the Excluded Business following the Closing (as determined jointly by Seller and Buyer, acting in good faith), at Closing the parties shall execute, and Buyer shall cause the Group Companies to execute, a transition services agreement (to be mutually agreed by Seller and Buyer, acting in good faith) pursuant to which the Group Companies shall provide customary transition services to Seller and its Affiliates.

5.14	Financing Cooperation
Subject to Section 11.1.2, prior to the Closing, Seller shall use its commercially reasonable efforts to, and to cause the Group Companies to use their respective commercially reasonable efforts to, cooperate with Buyer, as reasonably requested by Buyer, in its efforts to consummate any Financing, including (i) obtaining customary payoff letters and Lien terminations to the extent necessary to allow the extinguishing of existing Indebtedness of the Group Companies and the release of any Liens securing such Indebtedness, and (ii) to the extent available and allowed by applicable Law, providing customary financial statements and other information of the Group Companies as Buyer shall reasonably request in order to consummate such Financing (including the information set forth on Section 5.14 of the Disclosure Schedule), but Seller shall not be required to perform an audit of the Group Companies’ financial statements or conduct a reconciliation or restatement thereof or require its external auditors to provide comfort thereupon.

5.15	Other Offers
Seller, its Affiliates, the Group Companies and the officers, directors, employees and other agents of Seller, its Affiliates, and the Group Companies, will not, directly or indirectly, (i) take any action to solicit, initiate or encourage an Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to Seller or any Group Company or afford access to the properties, books or records of Seller or any Group Company to, any Person that may be considering making, or has made, an Acquisition Proposal. Seller will promptly notify Buyer after receipt of any Acquisition Proposal.

6	Conditions Precedent

6.1	Conditions to Obligations of Each Party
The obligations of the Parties to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Parties) at or prior to the Closing of the following conditions:

6.1.1
HSR Act and Foreign Competition Laws. The notifications of Buyer and Seller pursuant to the HSR Act and the Foreign Competition Laws shall have been made and the applicable waiting period, any extensions thereof and the term under any agreements with any Governmental Authority relating to the timing of the consummation of the transactions contemplated hereby shall have expired or been terminated or appropriate Consents in respect of the HSR Act and Foreign Competition Laws shall have been received, with respect to Buyer’s obligations, in each case without the imposition of any condition that could require Buyer to enter into any agreement or take any action that it is not required to take pursuant to Section 5.5 (any such agreement or action, a “Burdensome Condition”).

6.1.2
No Injunctions. The consummation of the transactions contemplated hereby shall not have been restrained, enjoined or prohibited by applicable Law or any judgment, injunction, order or decree, there shall be no proceeding pending seeking a judgment, injunction, order or decree to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby, or, with respect to Buyer’s obligations, to impose a Burdensome Condition, and, with respect to Buyer’s obligations, there shall be no applicable Law or any judgment, injunction, order or decree that imposes a Burdensome Condition in connection with the consummation of the transactions contemplated hereby.

6.1.3
BNDES Consent. Marfrig shall have obtained the Consent from BNDES approving the transactions contemplated hereby pursuant to the Shareholders’ Agreement of Marfrig, dated as of August 5, 2010, as amended from time to time (the “BNDES Consent”), and such Consent shall be in full force and effect.

6.2	Conditions to Obligations of Buyer
The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by Buyer), at or prior to the Closing, of the following additional conditions:

6.2.1
Representations and Warranties. (i) The Seller Fundamental Representations shall be true and correct as of the Closing Date with the same effect as though made on such date (except for such Seller Fundamental Representations that are made as of a specific date, which shall speak only as of such date), except for de minimis inaccuracies and (ii) the representations and warranties of Seller contained in Article 3 of this Agreement (other than the Seller Fundamental Representations) shall be true and correct (determined without regard to any qualification or exception contained therein relating to “material,” “materiality,”

“Material Adverse Effect” or any similar qualification or standard) as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), with only such exceptions as would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

6.2.2
Covenants. Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required hereby to be performed or complied with by it prior to or on the Closing Date (it being understood that, solely for purposes of this Section 6.2.2, any breach of Section 5.1.1(e) shall not be material unless the Taxes resulting therefrom exceed $100,000).

6.2.3	Absence of Material Adverse Effect. Since the date hereof, there has not been a Material Adverse Effect.

6.2.4	Restructuring Plan. The transactions contemplated by the Restructuring Plan shall have been consummated in accordance with their respective terms.

6.2.5
Certificate. Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by its duly authorized officer, to the effect that the conditions set forth in Sections 6.2.1, 6.2.2 , 6.2.3 and 6.2.4 have been satisfied.

6.3	Conditions to Obligations of Seller
The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by Seller), at or prior to the Closing, of the following additional conditions:

6.3.1
Representations and Warranties. (i) The Buyer Fundamental Representations shall be true and correct as of the Closing Date with the same effect as though made on such date (except for such Buyer Fundamental Representations that are made as of a specific date, which shall speak only as of such date), except for de minimis inaccuracies and (ii) the representations and warranties of Buyer contained in Article 4 of this Agreement (other than the Buyer Fundamental Representations) shall be true and correct (determined without regard to any qualification or exception contained therein relating to “material,” “materiality” or any similar qualification or standard) as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), with only such exceptions as would not, individually or in the aggregate reasonably be expected to materially impair Buyer’s ability to perform its obligations hereunder.

6.3.2
Covenants. Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required hereby to be performed or complied with by it prior to or at the Closing.

6.3.3
Certificate. Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by its duly authorized officer, to the effect that the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied.

7	Employees and Employee Benefit Plans

7.1	General

7.1.1
Buyer agrees that, during the period commencing at the Closing and ending on the first anniversary of Closing (or such longer period as required under applicable laws) each employee, other than an employee whose terms and conditions of employment are governed by the terms of a Collective Bargaining Agreement, who is employed by any of the Group Companies as of immediately prior to the Closing Date and whose employment continues with any of the Group Companies (or Buyer or any of its Affiliates) from the Closing Date (each, a “Continuing Employee”) will continue while so employed to be provided with base salary or wage rate, target annual cash incentive compensation opportunity and employee benefits (other than any long-term incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits or, except as provided in Section 7.1.6, any severance or separation pay or benefits) that are comparable in the aggregate to those currently provided by the Group Companies to such Continuing Employee prior to the Closing.

7.1.2
Buyer shall cause any employee benefit plans in which the Continuing Employees are eligible to participate in to take into account for purposes of eligibility, vesting and benefit accrual thereunder, except to the extent it would result in a duplication of benefits, service credited to employees of the Group Companies as if such service were with Buyer, to the same extent such service was credited under a Group Companies Benefit Plan. Buyer shall, and shall cause the Group Companies to, honor all employment or severance agreements entered into by the Group Companies prior to the date hereof. Notwithstanding the foregoing, nothing contained herein shall obligate Buyer, the Group Companies or any of their Affiliates to: (a) maintain any particular Group Companies Benefit Plan; or (b) retain the employment of any particular employee.

7.1.3
Notwithstanding Section 7.1.1, on and following the Closing, Buyer shall cause the Group Companies to honor all obligations of the Group Companies, as applicable, under the Collective Bargaining Agreements.

7.1.4
Prior to the Closing, if requested by Buyer in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Group Companies shall cause the US Group Companies Subsidiaries 401(k) plans to be terminated effective immediately prior to the Closing.

7.1.5
Without limiting the application of Section 7.1.1, Buyer shall: (i) waive any limitation on medical coverage due to pre-existing conditions under the applicable medical plan of Buyer to the extent the employee’s pre-existing conditions are currently covered under the medical plan of Buyer; and (ii) credit each employee with all deductible payments and other out-of-pocket payments paid by such employee under the Group Companies Benefit Plans that provide medical benefits prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any employee has satisfied his or her deductible and out-of-pocket maximum for such year under such Group Companies Benefit Plans or other applicable medical plan of Buyer. Each Party shall timely provide the other Party with such records and information as may be reasonably requested by the other Party in order to enable the Parties to effect the foregoing.

7.1.6
Notwithstanding the general provisions of Section 7.1.1, until at least one year following the Closing Date, Buyer shall, and shall cause its Affiliates to, provide each Continuing Employee with severance benefits that are no less favorable than: those that would be provided to such employee under the severance plan or program applicable to such employee immediately prior to the Closing Date;. For purposes of calculating each of the above severance amounts, the employee shall be deemed to have years of service commencing with his or her original hire date with the Group Companies and ending on his or her date of termination of employment with Buyer or the Group Companies.

7.1.7
Buyer shall, to the extent taken into account on a dollar-for-dollar basis in the calculation of the Final Purchase Price, recognize and honor any earned and unused paid time off and/or vacation time as of the Closing Date for the benefit of the employees.

7.1.8
The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act and any applicable state or local equivalent (collectively, the “WARN Act”) as a result of the transactions contemplated by this Agreement. On or as soon as practicable following the Closing Date, Seller shall deliver to Buyer a true and complete list of all Persons who suffered employment losses (as defined in the WARN Act) by all Service Providers occurring within 90 days of the Closing Date. Buyer will be responsible for providing any notification that may be required under the WARN Act after the Closing Date with respect to any Continuing Employees or otherwise resulting by reason of any employment losses on or after the Closing Date. Seller will be responsible for providing any notification that may be required under the WARN Act on or prior to the Closing Date, taking into account only employment losses prior to the Closing Date.

8	Termination

8.1	Termination
This Agreement may be terminated at any time prior to the Closing:

8.1.1	by the written agreement of Buyer and Seller;

8.1.2
by Seller, with written notice to Buyer, or Buyer, with written notice to Seller, if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m., New York City time, on May 17, 2019 (the “Longstop Date”) unless the failure to consummate the transactions contemplated hereby shall be due to the failure of the terminating Party to materially perform or materially comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such Party prior to Closing; provided, however, that (i) if the condition set forth in Section 6.1.1 is the only condition not satisfied or waived (other than conditions that must be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) as of such date, then such date may be extended by 90 days by either Seller or Buyer, respectively, by written notice to Buyer or Seller, respectively, and (ii) such date may otherwise be extended as mutually agreed in writing between Seller and Buyer;

8.1.3
by Seller, with written notice to Buyer, or Buyer, with written notice to Seller, if any Governmental Authority shall have issued an order (which order Buyer shall attempt to lift in compliance with its obligations set forth in Section 5.4), in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order shall have become final and non-appealable unless the issuance or failure to lift such order shall be due to the failure of the terminating Party to materially perform or materially comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such Party prior to Closing;

8.1.4
by Seller, with written notice to Buyer, if (i) Buyer does not effect the Closing within three Business Days after notice by Seller to Buyer that the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived (other than those conditions that are by their nature to be satisfied by actions taken at the Closing); and (ii) at the time of such notice and at the time of such termination pursuant to this Section 8.1.4, the conditions set forth in Sections 6.1 and 6.2 shall have been and remain satisfied or waived (other than those conditions that are by their nature to be satisfied by actions taken at the Closing);

8.1.5
by Buyer, with written notice to Seller, if there has been a violation or breach by Seller of any covenant, representation or warranty contained in this Agreement that would cause any of the conditions set forth in Sections 6.2.1 or 6.2.2 not to be satisfied and such violation or breach is not cured by Seller within 30 days of the notice thereof by Buyer or is not capable of being cured prior to the Longstop Date, and such violation or breach has not been waived by Buyer; or

8.1.6
by Seller, with written notice to Buyer, if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement that would cause any of the conditions set forth in Sections 6.3.1 or 6.3.2 not to be satisfied and such violation or breach is not cured by Buyer within 30 days of notice thereof by Seller or is not capable of being cured prior to the Longstop Date, and such violation or breach has not been waived by Seller.

8.2	Effect of Termination

8.2.1
In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any Party hereto or any of its Affiliates or Representatives, except as specified in this Section 8.2 and Sections 5.2, 11.1, 11.2, 11.11, 11.12, 11.13, 11.14, 11.15, 11.16, 11.18 and 11.19 and except for any liability resulting from such Party’s breach of this Agreement; provided that no such termination (or any provision of this Agreement) shall relieve any Party from liability for any damages for a knowing and intentional breach of this Agreement or fraud. If the transactions contemplated hereby are terminated as provided herein:

(i)
Buyer shall return to Seller or destroy the documents and other materials received from Seller and its Affiliates and Representatives relating to the transactions contemplated hereby, in accordance with the Confidentiality Agreement; and

(ii)
all confidential information received by Buyer and its Affiliates and Representatives with respect to Seller, its Affiliates and the Business shall otherwise be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.

8.2.2
In the event this Agreement is properly terminated by a Party pursuant to Section 8.1.2, and the condition set forth in Section 6.1.3 (BNDES Consent) is the only condition not satisfied or waived prior to such termination (other than conditions that must be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), then Seller agrees that, for a period of six months following such termination, it shall not sell nor enter into an agreement to sell the majority of the Shares or substantially all of the assets of the Group Companies to any Person or Group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), except in connection with a public offering of securities of Seller, any Group Company or their Affiliates.

8.3	Fees and Expenses Following Termination

8.3.1
In the event that (x) all of the conditions set forth in Sections 6.1 and 6.2, other than the conditions set forth in Section 6.1.1 with respect to the HSR Act, have been satisfied or waived (other than those conditions that are by their nature to be satisfied by actions taken at the Closing) and (y) this Agreement is terminated pursuant to Sections 8.1.2 or 8.1.3 as a result of the failure to (i) secure expiration or termination of the applicable waiting period and any extensions thereof under the HSR Act or (ii) lift any order pursuant to Section 7 of the Clayton Antitrust Act of 1914, as amended, 15 U.S.C. § 18, permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, Buyer shall pay, or cause to be paid, to Seller an amount equal to $50,000,000

(the “Termination Fee”), such payment to be made by wire transfer of immediately available funds to an account designated by Seller within ten Business Days after demand by Seller. For the avoidance of doubt, the Termination Fee shall not be paid in the event this Agreement is terminated pursuant to Sections 8.1.2 or 8.1.3 as a result of the denial of an approval or clearance under any Foreign Competition Law.

8.3.2
The Parties acknowledge and agree that: (i) the fees and other provisions of this Section 8.3 are an integral part of the transactions contemplated by this Agreement; (ii) the Termination Fee shall constitute liquidated damages for any and all losses or damages suffered or incurred by Seller in connection with the matter forming the basis of such termination, and Seller shall not be entitled to bring or maintain any other claim, action or proceeding against Buyer arising out of such matter; and (iii) without these agreements, the Parties would not enter into this Agreement.

8.3.3
If Buyer fails to pay the Termination Fee when due, Buyer shall also pay to Seller all of Seller’s and the Group Companies’ reasonable costs and expenses (including reasonable attorneys’ fees) in connection with any final, non-appealable action in which Buyer prevails to collect the Termination Fee and such other amounts.

9	Indemnification

9.1	Indemnification by Seller
From and after the Closing, Seller shall indemnify and hold harmless each of Buyer and its Affiliates and their respective Representatives and their respective successors and assignees (collectively, the “Buyer Indemnitees”) from and against any and all Losses resulting from:

9.1.1
any breach of any representation or warranty made by Seller in Article 3 or by Marfrig in Section 11.18.2 (determined, for the purposes of determining whether such breach has occurred and the applicable amount of Losses in respect of such breach, without regard to any qualification or exception contained therein relating to “material,” “materiality,” “Material Adverse Effect” or any similar qualification or standard, provided that the foregoing shall not apply to the scheduling or listing requirements of any representation or warranty made by Seller in Article 3);

9.1.2	any failure of Seller or Marfrig to perform any covenant or agreement hereunder that is required to be performed by Seller or Marfrig;

9.1.3	any Covered Taxes, other than any Taxes for which Buyer is required to indemnify Seller Indemnitees under Section 9.2.2;

9.1.4	the legal proceedings listed in Section 9.1.4 of the Disclosure Schedule (the “Specified Legal Proceedings”);

9.1.5
any liabilities (whether contingent or actual) with respect to Service Providers who provide services to the Korean Business on or prior to the Closing Date, which liabilities arose, or the basis for which arose, prior to or at the Closing; or

9.1.6	any liabilities (whether contingent or actual) to the extent relating to the Excluded Business.

9.2	Indemnification by Buyer
From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives and their respective successors and assignees (collectively, the “Seller Indemnitees”) from and against any and all Losses resulting from:

9.2.1
any breach of any representation or warranty made by Buyer in Article 4 (determined, for the purposes of determining whether such breach has occurred and the applicable amount of Losses in respect of such breach, without regard to any qualification or exception contained therein relating to “material,” “materiality,” “Material Adverse Effect” or any similar qualification or standard, provided that the foregoing shall not apply to the scheduling or listing requirements of any representation or warranty made by Buyer in Article 4); or

9.2.2	any failure of Buyer to perform any covenant or agreement hereunder that is required to be performed by Buyer.

9.3	Certain Limitations

9.3.1
Seller shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification pursuant to Section 9.1.1 (excluding any such claim with respect to a breach of any Seller Fundamental Representation with respect to which the limits set forth in clauses (i) and (ii) shall not apply): (i) for any Loss (or Losses relating to the same facts and circumstances) if the amount of such Loss is less than $100,000 (a “De Minimis Loss”); (ii) unless and until the aggregate amount of all such Losses (excluding any De Minimis Loss) exceeds the Deductible Amount, in which case Seller shall only be responsible for the amount of such Losses in excess of the Deductible Amount; provided that the aggregate liability of Seller to Buyer Indemnitees under Section 9.1.1 (excluding liability with respect to any breach of any Seller Fundamental Representation) shall in no event exceed the Warranty Cap. The aggregate liability of Seller to Buyer Indemnitees under Section 9.1 shall in no event exceed the Cap.

9.3.2
Buyer shall not be required to indemnify Seller Indemnitees with respect to any claim for indemnification pursuant to Section 9.2.1 (excluding any such claim with respect to a breach of any Buyer Fundamental Representation with respect to which the limits set forth in clauses (i) and (ii) shall not apply): (i) for any De Minimis Loss; and (ii) unless and until the aggregate amount of all such Losses (excluding any De Minimis Loss) exceeds the Deductible Amount, in which case Buyer shall only be responsible for the amount of such Losses in excess of the Deductible Amount; provided that the aggregate liability of Buyer to Seller under Section 9.2.1

(excluding liability with respect to any Buyer Fundamental Representation) shall in no event exceed the Warranty Cap. The aggregate liability of Buyer to Seller Indemnitees under Section 9.2 shall in no event exceed the Cap.

9.3.3
Buyer shall not be entitled to indemnification for those portions of any Losses: (i) other than in connection with Section 9.1.3, reserved or accrued on the financial statements or master book referred to in Section 3.7 in a manner that permits reasonable determination as to the portion of such Loss reserved or accrued; (ii) that have arisen as a result of any act or omission by Buyer or any of its Affiliates or Representatives on or after the Closing Date (including resulting from any change in their respective accounting principles, practices or methodologies and any Losses arising from any breach of its obligations under this Agreement), provided that the foregoing shall not preclude indemnification under Section 9.1.3 except to the extent that any Covered Taxes that would otherwise have been indemnifiable thereunder result from an action of Buyer that caused Taxes (other than Taxes described in clause (viii) of the definition of Covered Taxes) that otherwise would have been in respect of a tax period beginning after the Closing Date (or the portion of the Straddle Period beginning after the Closing Date) to be a Covered Tax (except if such action, in Buyers’ reasonable discretion, was required by applicable Law); or (iii) that were taken into account (a) in respect of Taxes, in the calculation of Quasi-Indebtedness or Working Capital for purposes of determining the Final Purchase Price (except to the extent resulting from a breach of Section 5.1.1(e)) or (b) in respect of any other amount, in any adjustment to the Final Purchase Price pursuant to Section 2.4. For the avoidance of doubt, no Indemnified Party shall be compensated more than once for the same Loss.

9.3.4
Buyer shall not be entitled to indemnification with respect to any Loss arising out of or relating to any Environmental Law to the extent that such Loss: (i) is discovered or identified as a result of any invasive environmental investigation or sampling of soil or groundwater at any Real Property conducted by or on behalf of Buyer or its Affiliates after the Closing Date, unless such investigation or sampling was (i) required by a Governmental Authority or pursuant to an applicable Environmental Law or Environmental Permit, or unless such invasive investigation or sampling was agreed to in writing by Seller; (ii) necessary to respond to a third party claim or a substantial risk to human health or the environment; (iii) performed in connection with any construction, maintenance or repair of any Real Property conducted for a bona fide business purposes; or (iv) otherwise agreed to in writing by Seller.

9.3.5
For the avoidance of doubt, Buyer may not avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability, other than fraud.

9.3.6
Except for fraud, the rights to indemnification provided for in this Article 9 shall be the sole and exclusive remedy of Buyer or Seller, as the case may be, after the Closing for any breaches of or inaccuracy of any representation, warranty, covenant or agreement of Seller or Buyer, respectively, herein or any other breach of or claim under this Agreement.

9.3.7
No Buyer Indemnitee or Seller Indemnitee shall be entitled to double recovery for any Loss. In calculating amounts payable to any Buyer Indemnitee or any Seller Indemnitee hereunder, the amount of any indemnified Loss shall be determined without duplication of any other Loss that has been actually recovered on a dollar-for-dollar basis pursuant to an indemnification claim hereunder with respect to a breach of or inaccuracy in any other representation or warranty, covenant or agreement or the reimbursement provisions of Article 10. Notwithstanding any other provision to the contrary, to the extent items were taken into account in the calculation of the Final Purchase Price, such items shall not be subject to any claim by any Buyer Indemnitee or Seller Indemnitee for indemnification pursuant to this Article 9.

9.3.8
Notwithstanding anything in this Agreement to the contrary, Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 9.1.1 for any amounts with respect to Taxes or Losses attributable to Taxes other than as a result of a breach of the representations and warranties set forth in Section 3.18.10, Section 3.18.13 or Section 3.18.14.

9.4	Payment Adjustments

9.4.1
Any indemnity payment made by Seller to Buyer Indemnitees, on the one hand, or by Buyer to Seller Indemnitees, on the other hand, pursuant to this Article 9 in respect of any claim shall be reduced by an amount equal to (x) any insurance proceeds actually received by the Indemnified Party from any third party insurer or third party contractual indemnification or contribution provisions in respect of such claim minus (y) any out-of-pocket expenses and reasonable attorneys’ fees relating to the recovery of such proceeds (including any Taxes imposed on such proceeds); provided that Buyer shall use commercially reasonable efforts to recover such insurance proceeds in connection with making a claim under this Article 9. It is the intention of the Parties that no insurer or third party shall be entitled to any benefit or right it would not be entitled to receive in the absence of this paragraph.

9.4.2
Any payment made by Seller to Buyer Indemnitees on the one hand, or by Buyer to Seller Indemnitees on the other hand, pursuant to this Article 9 in respect of any claim, shall be computed net of any Tax benefit actually realized by the Indemnified Party as a result of the payment or accrual of such Losses in or prior to the taxable year in which the Losses are paid or accrued, or in the succeeding three taxable years.

9.4.3
The Parties agree that, to the fullest extent permitted under applicable Law, any indemnification payments made pursuant to this Agreement shall be treated for all Tax purposes as an adjustment to the Final Purchase Price.

9.5	Indemnification Procedures

9.5.1
In the event of any Litigation asserted by a third party (other than any Tax Claim) (a “Third-Party Claim”) against a Party entitled to indemnification under this Article 9 (the “Indemnified Party”), notice shall be given by the Indemnified Party to the Party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of such Third-Party Claim. Such notice shall (taking into account the information then available to the Indemnified Party): (i) specify in reasonable detail the basis on which indemnification is being asserted; (ii) provide a reasonable estimate (to the extent then known) of the amount of the Losses asserted therein; (iii) specify the provision or provisions of this Agreement under which such Losses are asserted; and (iv) include copies of all notices and documents (including court papers) served on or received by the Indemnified Party from such third party. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure would materially and adversely prejudice the Indemnifying Party.

9.5.2
Upon receipt of such notice pursuant to Section 9.5.1, the Indemnifying Party may elect to participate in such Third-Party Claim and to assume the defense of such Third-Party Claim, at the expense of the Indemnifying Party, by written notice to the Indemnified Party within 20 days after the Indemnified Party has provided notice of the Third-Party Claim; provided, further, that the Indemnified Party may participate in such defense assumed by the Indemnified Party at such Indemnified Party’s expense; provided, further, that in such event the Indemnifying Party shall pay the fees and expenses of any separate counsel retained by the Indemnified Party if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest. Notwithstanding the foregoing and subject to Section 9.5.7, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party with respect to such Third-Party Claim if (i) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third-Party Claim seeks as its primary relief an injunction or equitable relief against the Indemnified Party or any of its Affiliates, or (iii) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third-Party Claim in any material respect. If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 9.5.2, except with the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, no Indemnifying Party, in the defense of any such Third-Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities with respect to such Third-Party Claim. Notwithstanding the foregoing, in the event that the Indemnified Party shall in good faith determine that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, at all times to take over and assume control over the defense, settlement, negotiations or Litigation relating to any such Third-Party Claim; provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such Third-Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

9.5.3
In all cases, the Parties shall cooperate in the defense of any Third-Party Claim subject to this Article 9 and the records of each, to the extent permissible by applicable Law, third-party contractual obligations and without resulting in the loss of any attorney-client privilege, shall be available to the other upon the other’s reasonable request with respect to such defense. The Party controlling the defense of such Third-Party Claim shall keep the other Party reasonably advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith any reasonable recommendations made by the non-controlling Party with respect thereto.

9.5.4
Promptly after an Indemnified Party has actual knowledge that it sustained any Losses not involving a Third-Party Claim that such Indemnified Party believes gives rise to a claim for indemnification hereunder, such Indemnified Party shall, if it intends to make a claim with respect thereto against an Indemnifying Party, deliver notice of such claim to the Indemnifying Party in accordance with Section 9.5.1. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure would materially and adversely prejudice the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days after its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such claim to the Indemnified Party promptly after demand therefor or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date on which such amount (or such portion) is finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through such negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Section 11.13.

9.5.5
If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to this Article 9 and the Indemnified Party could have recovered all or any portion of such Losses from any third party (a “Potential

Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor to the extent necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

9.5.6
The Parties shall reasonably cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by using commercially reasonable efforts to mitigate or resolve any such claim or liability.

9.5.7
This Section 9.5.7 shall only apply for so long as the Seller or its Affiliates has not repurchased Buyer’s equity interests in McKey Korea LLC pursuant to Section 5.12. Notwithstanding anything to the contrary in this Agreement, but subject to the remainder of this Section 9.5.7, (i) Seller shall control the defense of the Specified Legal Proceedings and (ii) Seller may, in its sole discretion, consent to entry of any judgment or enter into any settlement of any nature in connection with the Specified Legal Proceedings. If Seller shall control the defense of any Specified Legal Proceeding in accordance with the provisions of this Section 9.5.7, except with the prior written consent of the Indemnified Party, Seller shall not, in the defense of any such Specified Legal Proceeding, consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities with respect to such Specified Legal Proceeding. Buyer shall, and shall cause the Group Companies and its and their Affiliates to, at Seller’s expense (for Buyer’s out-of-pocket costs and expenses only), cooperate with Seller and its Representatives in any and all of the Specified Legal Proceedings and in any legal action, litigation, arbitration, mediation or other proceeding relating to the Specified Legal Proceedings. Without limitation to the foregoing, Buyer shall, and shall cause the Group Companies and its and their respective Affiliates to, for so long as Seller controls the defense of any Specified Legal Proceeding, assist Seller and its counsel in the prosecution of the Specified Legal Proceeding in any reasonable manner as Seller and its attorneys shall decide or direct, including (i) granting, and causing the Group Companies to grant, such powers-of-attorney to the Representatives of Seller to allow the defense of the Specified Legal Proceeding vis-à-vis any Governmental Authority or third party, (ii) executing, amending, terminating and renewing, and causing the Group Companies to execute, amend, terminate or renew, at Seller’s request in its sole discretion, an engagement agreement (in reasonable form) with such law firm or attorneys as may be directed by Seller, provided that Seller shall advance to Buyer all funds for the payment of any and all costs, expenses and fees related to such engagement, (iii) using reasonable best efforts to preserve and provide to Seller any and all books, records and documents related to the Specified Legal Proceedings in the Buyer’s or the Group Companies’ possession, custody or control, (iv) providing access to such personnel and Representatives of Buyer or the Group Companies as Seller or its

Representatives may reasonably request from time to time in connection with the Specified Legal Proceeding and (v) using reasonable best efforts to provide written statements, answer interrogatories, respond to document requests, and prepare for, attend and participate in any mediation, depositions, arbitral proceeding, and trial. For so long as Seller controls the defense of any Specified Legal Proceeding, Buyer shall, and shall cause the Group Companies and its and their Affiliates to, forward to Seller promptly all written notices received from any other party to the Specified Legal Proceeding, the court, or any other party with respect to the Specified Legal Proceeding.

9.6	Survival of Representations, Warranties and Covenants
All claims for indemnification under Section 9.1 or Section 9.2 (i) with respect to the representations and warranties contained therein, other than the Seller Fundamental Representations, the Buyer Fundamental Representations and the representations and warranties contained in Section 3.15 must be asserted on or prior to the date that is 18 months following the Closing Date, and (ii) with respect to the Seller Fundamental Representations, the Buyer Fundamental Representations and the representations and warranties contained in Section 3.15 must be asserted on or prior to the date that is 36 months following the Closing Date.

9.7	Duty to Mitigate
Each Indemnified Party shall take, and cause its Affiliates to take, reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the extent reasonably necessary to remedy the breach that gives rise to such Loss.

10	Tax Matters

10.1	Tax Returns

10.1.1
Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by any Group Company after the Closing Date with respect to a Pre-Closing Tax Period or a Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law). Any such Tax Return that relates to income Taxes shall be submitted by Buyer to Seller (together with applicable schedules and statements) at least 30 days prior to the due date (taking into account any extensions) of such Tax Return (or as promptly as possible after the Closing Date, if the applicable due date is less than 30 days after the Closing Date) for Seller’s review. If Seller objects to any item on any such Tax Return, it shall, within 10 days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection is duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within 15 days after receipt by Buyer of such notice of objection, the disputed items shall be resolved by the Accounting Firm, and the provisions of Section 2.4.3 shall apply to the Accounting Firm’s review, mutatis mutandis. If the Accounting Firm is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Accounting Firm’s resolution. Seller shall promptly reimburse Buyer for any Covered Taxes shown as due and payable on any Tax Return filed in respect of a Pre-Closing Tax Period or Straddle Period (which, for the avoidance of doubt, shall not include any Taxes that were taken into account on a dollar-for-dollar basis in the calculation of Quasi-Indebtedness or Working Capital for purposes of determining the Final Purchase Price). To the extent that the amount of Covered Taxes shown as due and payable on any amended Tax Return filed following resolution of a dispute by the Accounting Firm is less than the amount of Covered Taxes that were shown as due and payable on the previously filed Tax Return, Buyer shall promptly make a payment to Seller equal to the difference (except to the extent that such Taxes that were taken into account on a dollar-for-dollar basis in the calculation of the Quasi-Indebtedness or Working Capital for purposes of determining the Final Purchase Price). To the extent that the amount of Covered Taxes shown as due and payable on any amended Tax Return filed following resolution of a dispute by the Accounting Firm is more than the amount of Covered Taxes that were shown as due and payable on the previously filed Tax Return, Seller shall promptly make a payment to Buyer equal to the difference (except to the extent that such Taxes that were taken into account on a dollar-for-dollar basis in the calculation of the Quasi-Indebtedness or Working Capital for purposes of determining the Final Purchase Price). For the avoidance of doubt, the preparation and filing of any Tax Return of any Group Company that does not relate to a Pre-Closing Tax Period or a Straddle Period shall be exclusively within the control of Buyer and the Group Companies. For the avoidance of doubt, the reimbursement obligations set forth in this Section 10.1.1 shall not be subject to the limitations or procedures set forth in Article 9.

10.1.2
Seller shall be entitled to all refunds (or credits in lieu of refunds) of any Covered Taxes reimbursed by Seller under Section 10.1.1 or that Seller is responsible for under Article 9 (other than any refunds (or credits in lieu of refunds) resulting from the carry back of any Tax asset attributable to a taxable year or period beginning after the Closing Date (or the portion of any Straddle Period beginning after the Closing Date)), except to the extent that such refund (or credit in lieu thereof) was taken into account on a dollar-for-dollar basis in the calculation of Quasi-Indebtedness or Working Capital for purposes of determining the Final Purchase Price. Buyer shall pay (or shall cause to be paid) to Seller the amount of any such refund or credit (including interest paid thereon), net of any out-of-pocket costs and expenses (including any Taxes imposed on the refund or credit), within five days of Buyer’s receipt of the refund or the application of such refund or credit against Taxes otherwise payable.

10.2	Amended Returns
Except as required by applicable Law or upon a final determination of a Tax Claim, neither Buyer nor any of its Affiliates shall file any amended Tax Returns for a Pre-Closing Tax Period of any of the Group Companies.

10.3	Allocation of Tax Liability

10.3.1	To the extent permitted or required by applicable Law, the taxable year of each of the Group Companies that includes the Closing Date shall be treated as closing on (and including) the Closing Date.

10.3.2
For purposes of this Agreement, any liability for Taxes attributable to a Straddle Period shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date: (i) in the case of any Taxes determined on a periodic basis (such as real or personal property Taxes), by apportioning such Taxes on a per diem basis, and (ii) in the case of all other Taxes (such as income Taxes), as if the taxable period ended as of the end of the day on the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on the Closing Date; provided that (A) the taxable year of any Subsidiary or former Subsidiary of a Company that is a “controlled foreign corporation” (as defined in the Code) shall be deemed to have closed on the Closing Date, including for purposes of computing any inclusion under sections 951 and 951A of the Code and (B) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice.

10.4	Tax Elections

10.4.1
Buyer shall make, or cause to be made, an election under section 338(g) of the Code with respect to the acquisition of each of the Lux Company, McKey Luxembourg S.à r.l. and McKey Luxembourg Holdings APMEA S.à r.l. pursuant to this Agreement and Buyer will be permitted to make an election under section 338 of the Code with respect to the transfer of all other Group Companies tax resident outside of the United States pursuant to this Agreement. Buyer agrees that an election under section 338 of the Code shall not be made with respect to any of the Group Companies that are tax resident within the United States.

10.4.2
Buyer shall not make any other elections with respect to any of the Group Companies that would be effective with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date without Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided that Seller shall be entitled to withhold consent if any proposed election will or is likely to increase Seller’s obligations to indemnify the Buyer

Indemnitees under Section 9.1.3 or otherwise result in adverse Tax consequences to Seller, in each case, as reasonably determined by Seller.

10.5	Section 965 of the Code
Each eligible Group Company shall make and not revoke (or have made and not revoked) the election described in Section 965(h) of the Code.

10.6	Tax Cooperation

10.6.1
Each of Seller and its Affiliates, on one hand, and Buyer and its Affiliates, on the other, shall provide the other with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other Party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Group Companies.

10.6.2
Buyer and Seller further agree %4. to retain all books and records with respect to Tax matters pertinent to any Group Company relating to any Pre‑Closing Tax Period or any Straddle Period until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority, and %4. to use commercially reasonable efforts to provide the other Party with at least 30 days’ prior written notice before destroying any such books and records, during which period the Party receiving the notice can elect to take possession, at its own expense, of such books and records.

10.7	Transfer Taxes
All Transfer Taxes other than Recoverable Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by Seller. All Recoverable Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne by the party entitled to the recovery of such Recoverable Transfer Taxes. For the avoidance of doubt, Seller shall bear 100% of all Transfer Taxes imposed with respect to any transactions occurring prior to the Closing Date (including any Transfer Taxes incurred to effect the Restructuring Plan). The Party required by applicable Law to file any Tax Return in respect of any Transfer Taxes described in this Section 10.7 and pay such Transfer Taxes shall timely prepare and file such Tax Return and pay such Transfer Taxes when due in compliance with applicable Law. The non-paying Party shall promptly reimburse the paying Party for its 50% share of any such Transfer Taxes paid. If required by applicable Law, the Parties will join in the execution of any such Tax Returns and other documentation. Buyer and Seller shall cooperate in good faith to establish any available exemption or reduction in applicable Transfer Taxes.

10.8	Tax Contests

10.8.1
If any claim or demand for Taxes in respect of which Seller would be required to indemnify any Buyer Indemnitee under Section 9.1.3 is asserted in writing against Buyer (a “Tax Claim”), Buyer shall promptly notify Seller of such Tax Claim in writing after receipt thereof, and shall give Seller such information with respect thereto as Seller may reasonably request; provided that the failure of Buyer to give notice as required in this Section shall not relieve Seller of its obligations under Section 9.1, except to the extent that such failure materially prejudiced Seller’s defense of such Tax Claim.

10.8.2
Seller shall have the right to participate in and shall be entitled to, at its own expense, control and appoint lead counsel for, the defense of any claim, suit, action, litigation or proceeding (including any Tax audit) relating to a Tax Claim (a “Tax Controversy”) that relates solely to Taxes in respect of which Seller would be required to indemnify a Buyer Indemnitee under  Section 9.1.3; provided that Seller shall not settle such a Tax Controversy without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood that, without limitation, it would be unreasonable for Buyer to withhold consent if such settlement is not reasonably expected to adversely impact any taxable period of Buyer or any of its Affiliates after the Closing Date). If Seller assumes control of such defense, Seller shall keep Buyer reasonably informed regarding the status of such Tax Controversy and Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller. Buyer shall keep Seller reasonably informed regarding the status of any Tax Controversy described in this Section 10.8.2 that is controlled by Buyer. Buyer shall control any Tax Controversy that relates in part, but not solely, to Taxes in respect of which Seller would be required to indemnify the Buyer Indemnitees under Section 9.1.3; provided that Seller shall have the right, at its own expense, to participate in the conduct of such a Tax Controversy and to employ counsel, at its own expense, separate from the counsel employed by Buyer, and Buyer shall not settle such a Tax Controversy without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, the procedures relating to claims for indemnification under Section 9.1.3 shall be governed exclusively by this Section 10.8 and not by the provisions in Section 9.5.

10.9	Termination of Existing Tax Sharing Agreements
Any and all existing Tax Sharing Agreements binding upon the Group Companies (other than a Tax Sharing Agreement solely between or among the Group Companies) shall be terminated with respect to the Group Companies as of, or prior to, the Closing Date. After such date, none of the Group Companies, Seller or any of its Affiliates or any of their respective Representatives shall have any further rights or liabilities thereunder.

11	Miscellaneous

11.1	Fees and Expenses

11.1.1
Except as otherwise provided herein, Seller and Marfrig, on the one hand, and Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, and auditors’ and financing commitment fees) in connection with the transactions contemplated hereby (including Seller with respect to the Restructuring Plan), including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby and thereby shall be consummated; provided that Buyer shall be responsible for all filing fees in connection with filings required by the HSR Act and the Foreign Competition Laws and any other filings with Governmental Authorities required to consummate the transactions contemplated hereby.

11.1.2
Buyer shall promptly upon request of Seller or the Group Companies, reimburse Seller, its Affiliates or the Group Companies (as applicable) in full for all out-of-pocket costs and expenses (including reasonable attorneys’, accountants and auditors fees and expenses) incurred by Seller, its Affiliates and/or the Group Companies for, all cooperation requested by Buyer in connection with the activities set forth in Section 5.4.3 and Section 5.14. Buyer shall indemnify and hold harmless, the Seller Indemnitees and the Group Companies, from and against any and all liabilities or losses suffered or incurred by them in connection with the activities set forth in Section 5.4.3 and Section 5.14 and any information utilized in connection therewith, except in the event such liabilities or losses arose out of or result from fraud. Notwithstanding anything to the contrary in this Agreement, (i) nothing in Section 5.4.3 and Section 5.14 will require any cooperation to the extent the same (A) unreasonably interfere with the ongoing operations of Seller, its Affiliates or the Group Companies, (B) cause any conditions to the Closing set forth in Article 6 to not be satisfied or otherwise cause any breach of this Agreement or (C) reasonably be expected to conflict with, violate, breach or otherwise contravene (1) any Organizational Documents of Seller, its Affiliates any of the Group Companies, (2) any Law and/or (3) any Material Contract and (ii) none of Seller, its Affiliates, the Group Companies or their respective Representatives shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document, with respect to any activities set forth in Section 5.4.3 and Section 5.14 or adopt resolutions approving the agreements, documents and/or instruments pursuant to which any financing or title insurance is obtained or pledge any collateral with respect to any financing the effectiveness of which is not contingent upon the Closing.

11.2	Notices

11.2.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	written in English; and

(ii)	delivered by hand, e-mail or by courier using an internationally recognized courier company.

11.2.2	A Notice to Buyer shall be sent to Buyer at the following address, or such other Person or address as Buyer may notify to Seller from time to time:
Tyson Foods, Inc.
2200 West Don Tyson Parkway
Springdale, AR 72762-6999
Attention: Amy Tu
E-mail: Amy.Tu@tyson.com
with a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: George R. Bason, Jr.; Marc O. Williams
E-mail:    george.bason@davispolk.com;
marc.williams@davispolk.com

11.2.3	A Notice to Seller or Marfrig shall be sent to Seller or Marfrig, as applicable at the following address, or such other Person or address as Seller or Marfrig may notify to Buyer from time to time:
Marfrig Global Foods S.A.
R. Queiroz Filho, 1.560 – Torre Sabiá
3º andar - Vila Hamburguesa
CEP: 05319-000 - São Paulo – Brasil
Attention: Marcos Antonio Molina dos Santos; Heraldo Geres
E-mail: marcos@marfrig.com.br;
heraldo.geres@marfrig.com.br
with a copy to:
Linklaters LLP
1345 Avenue of the Americas
19th Floor
New York, NY 10105
Attention: Matthew Poulter; Scott I. Sonnenblick
E-mail: matthew.poulter@linklaters.com; scott.sonnenblick@linklaters.com

11.2.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time of delivery, if delivered by hand, registered post or courier; and

(ii)	at the time it was sent, if delivered by e-mail, so long as the sender of any such e-mail has not received a response from the applicable server indicating a delivery failure or delay;
provided that, if a Notice would become effective under the above provisions after 5:30 p.m., local time of the recipient, on any Business Day, then it shall be deemed instead to become effective at 9:30 a.m., local time of the recipient, on the next Business Day (except that any termination notice pursuant to Section 8.1 shall be deemed given on the same day when transmitted). References in this Agreement to time are to local time at the location of the addressee as set out in the Notice.

11.2.5
Subject to the foregoing provisions of this Section 11.2, in proving service of a Notice, it shall be sufficient to prove that the envelope containing such Notice was properly addressed and delivered by hand, registered post or courier to the relevant address pursuant to the above provisions or that the sender of any e-mail did not receive a response from the applicable server indicating a delivery failure.

11.3	Entire Agreement
This Agreement (including the Schedules hereto) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties and their respective Affiliates and Representatives with respect to the subject matter hereof and thereof (including the Confidential Information Package, with respect to the Group Companies and any supplements thereto).

11.4	Certain Limitations
It is the explicit intent and understanding of each of the Parties that no Party nor any of its Affiliates or Representatives is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Articles 3 and 4, and no Party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other Party or such other Party’s Affiliates or Representatives (including with respect to any estimates, projections, forecasts, budgets or other forward-looking information delivered or made available to Buyer or its Representatives) except for the representations and warranties set forth in such Articles. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY WARRANTY OR REPRESENTATION (IMPLIED OR OTHERWISE), AT EQUITY, COMMON LAW, BY STATUTE OR OTHERWISE, AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE GROUP COMPANIES AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS

AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT BUYER TAKES THE ASSETS, PLANTS, INVENTORIES, AGREEMENTS, PROCEEDINGS OR EQUIPMENTS OF THE GROUP COMPANIES “AS IS” AND “WHERE IS”. The Parties agree that this is an arm’s-length transaction in which the Parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement. Buyer acknowledges that it is a sophisticated investor, that it has undertaken a full investigation of the Group Companies and that it has only a contractual relationship with Seller, based solely on the terms of this Agreement, and that there is no special relationship of trust or reliance between Buyer and Seller. The documents that have been made available to Buyer or its Representatives in the Data Room or by e-mail, or delivered to Buyer’s legal counsel on one or more CD-ROMs or other flash drives by 7:00 p.m. (New York time) on August 16, 2018, shall be deemed disclosed and delivered pursuant to this Agreement. Nothing in this Section 11.4 shall be deemed to constitute a waiver of fraud.

11.5	Schedules
The disclosure of any matter in a particular Section of the Disclosure Schedule shall be deemed to be disclosed with respect to (i) the representations and warranties (or covenants, as applicable) of Seller that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of Seller contained in this Agreement, but only if the relevance of that reference as a disclosure for purposes of such representations and warranties would be reasonably apparent to a reasonable person who has read that reference and such representations and warranties, but shall expressly not be deemed to constitute an admission by Seller or Buyer, or to otherwise imply, that any such matter is material for the purposes of this Agreement. The disclosure of any matter in the Disclosure Schedule is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by Seller not expressly set forth in the Agreement, nor to be treated as adding to or extending the scope of any of Seller’s representations or warranties in the Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item or matter in any section of the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item or matter so included or other items or matters, are or are not material, and no Party shall use the fact that such amount, item or matter has been set forth in any section of the Disclosure Schedule in any dispute or controversy between the Parties as to whether any amount, item or matter not described herein or included in any Schedule is or is not material or is or is not in the Ordinary Course of Business, in each case for purposes of this Agreement. Seller may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Disclosure Schedule, including one or more supplements or amendments to correct any item or matter which would constitute a breach of any representation, warranty, covenant or obligation contained herein. No such supplemental or amended Disclosure Schedule shall be deemed to supplement or amend any representation or warranty for purposes of Section 6.2.1 or Article 9, provided that, if Seller shall, as to any such supplement or amendment delivered no later than five Business Days prior to Closing (an “Excusing Disclosure”), acknowledge that

Buyer’s obligation to close is thereby excused under Section 6.2.1, and Buyer still elects to consummate the Closing, then such Excusing Disclosure shall be deemed to supplement or amend the applicable representations and warranties for all purposes under this Agreement.

11.6	Amendment; Waivers
No amendment, modification or discharge of this Agreement and no waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity. Notwithstanding the foregoing provisions of this Section 11.6, no amendment or modification to any of this sentence of this Section 11.6, the proviso in Section 11.11, Section 11.13, Section 11.16.1 and/or Section 11.19 that is materially adverse to any Financing Sources shall become effective without the prior written consent of the materially adversely affected Financing Sources.

11.7	Severability
If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, the parties intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law and that such modified provision shall thereafter be enforced to the fullest extent possible.

11.8	Counterparts
This Agreement may be executed in several counterparts (including by facsimile, “.pdf” or other electronic transmission), each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

11.9	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns.

11.10	Assignment
This Agreement shall not be assignable or otherwise transferable by any party without the prior written consent of the other parties; except that Buyer may, without such consent, assign its rights and obligations, in whole or in part, under this Agreement to one or more of its wholly-owned Subsidiaries; provided that no assignment shall relieve Buyer of any liability or obligation hereunder.

11.11	No Third-Party Beneficiaries
Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, successors and permitted assigns; provided, that the last sentence of Section 11.6, this proviso of this Section 11.11, Section 11.13, Section 11.16.1 and Section 11.19, in each case, pertaining to the Financing Sources, are intended to be for the benefit of, and shall be enforceable by, the Financing Sources.

11.12	Construction; Cooperation
The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

11.13	Governing Law
This Agreement (including any claim, suit, action or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Sources (in their capacities as such) arising out of, or relating to, this Agreement, the transactions contemplated hereby, any Financing or the performance of services thereunder or related thereto) shall be governed in all respects by the laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction. Except as set forth in Section 2.4.3, the parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or pertaining to any Financing (including any legal proceeding against any Financing Source), that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement, any of such document or any agreements pertaining to any Financing may not be enforced in or by said courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.2, or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. Notwithstanding anything to the contrary contained in this Agreement, and any and all matters or disputes under this Agreement with respect to IFRS compliance shall be finally determined by the members of the national office of Grant Thornton LLP that have not previously worked for Seller, Buyer or any of their respective Affiliates (including any Group Companies).

11.14	Specific Performance

11.14.1
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that, in addition to any other remedy at law or in equity, prior to the termination of this Agreement in accordance with Section 8.1, each party shall be entitled to an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other party and to enforce specifically the terms and provisions of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance or other equitable remedy shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition to and not in substitution for any other remedy to which such party is entitled at law or in equity. If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the party bringing such action may unilaterally extend the Longstop Date (notwithstanding the termination provisions of Section 8.1.2), so long as the party bringing such action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that: (i) the other party has an adequate remedy at law; or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.14.2
Each of the parties hereto hereby waives: (i) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate; and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

11.15	Legal Representation
Buyer hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Linklaters LLP may represent Seller in the event Seller so requests, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement (any such representation, the “Post-Closing Representation”), and Buyer on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Each of Buyer and the Group Companies, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between Seller and any of its Affiliates (the “Seller Group”) and their counsel, including Linklaters LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated herein, or any matter relating to any of the foregoing, are privileged communications between the Seller Group and such counsel and none of Buyer, the Group Companies or any of the Waiving Parties, nor any Person purporting to act on behalf of or through Buyer or the Group Companies or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of Buyer and the Group Companies, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Linklaters LLP, on the one hand, and the Group Companies or any Person in the Seller Group, on the other hand, occurring during the representation in connection with the negotiation, preparation, execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated herein in connection with any Post-Closing Representation. Notwithstanding the foregoing, (i) in the event that a dispute arises between the Group Companies, on the one hand, and a third party other than Seller, on the other hand, the Group Companies may assert the attorney-client privilege with respect to privileged communications to prevent disclosure of confidential communications to such third party and (ii) subject to and without waiver of the foregoing, and for the avoidance of doubt, each of the Parties to this Agreement hereby agrees that any pre-Closing attorney-client privilege and other privilege or immunity attaching to any communication, advice or materials pertaining to the Group Companies that would be relevant to Buyer after the Closing, but not related to the negotiation, preparation, execution, delivery and closing under this Agreement and consummation of the transactions contemplated herein (or any dispute related thereto), belong to and shall be controlled by the Group Companies.

11.16	Certain Waivers

11.16.1
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY FINANCING OR THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT OR ANY FINANCING (INCLUDING ANY LEGAL PROCEEDING AGAINST ANY FINANCING SOURCE).

11.16.2
EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16.

11.17	Seller and Buyer Release

11.17.1
Effective as of the Closing, except for any rights or obligations under this Agreement against Seller and except for fraud, Buyer, on its behalf and on behalf of each of the Group Companies, its Affiliates and each of its current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller’s and its Affiliates’ respective current and former officers, directors, employees, partners, members, advisors, successors and assigns, including the Retained Employees, in each case solely in its capacity as such (collectively, the “Buyer Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Buyer Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case, in respect of any cause, matter or thing relating to any of the Buyer Released Parties occurring or arising on or prior to the Closing Date in connection with the transactions contemplated by this Agreement.

11.17.2
Effective as of the Closing, except for any rights or obligations under this Agreement against Buyer and except for fraud, Seller, on its behalf and on behalf of each of its Affiliates and each of its current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Buyer’s and its Affiliates’ respective current and former officers, directors, employees, partners, members, advisors, successors and assigns, in each case solely in its capacity as such (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Seller Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case, in respect of any cause, matter or thing relating to any of the Seller Released Parties occurring or arising on or prior to the Closing Date in connection with the transactions contemplated by this Agreement.

11.18	Marfrig Guarantee

11.18.1
Marfrig irrevocably and unconditionally guarantees to Buyer the due and punctual payment and performance of the obligations of Seller hereunder (the “Marfrig Guaranteed Obligations”). If, for any reason whatsoever, Seller fails or is unable to duly, punctually and fully pay or perform any of the Marfrig Guaranteed Obligations, Marfrig will forthwith pay or perform, or cause to be paid or performed, such Marfrig Guaranteed Obligations. Marfrig hereby waives diligence, presentment, demand of payment, filing objections with a court, any right to require proceeding first against Seller, any right to require the prior disposition of the assets of Seller to meet its obligations, notice, protest and all demands whatsoever. This is a guarantee of payment and performance and not solely collectability, and is in no way conditioned or contingent upon any attempts to collect or upon any other condition or contingency. Notwithstanding anything to the contrary set forth in this Section 11.18, (i) to the extent that Seller is relieved from the Marfrig Guaranteed Obligations by satisfaction thereof or pursuant to any mutual written agreement between Buyer and Seller, Marfrig shall be similarly relieved of such Marfrig Guaranteed Obligations and (ii) Marfrig shall be permitted to assert any defenses to the exercise of the guaranty in this Section 11.18 by Buyer available to Seller in accordance with the terms and conditions of the Agreement in connection with the Marfrig Guaranteed Obligations (for the avoidance of doubt, except for any defense arising by operation of any bankruptcy, insolvency, disability, dissolution, receivership, reorganization or similar Law or by reason of lack of limited partnership, corporate or other power of Seller, lack of capacity, lack of authority or any other disability to the enforceability or validity of, or defense based on the unenforceability or invalidity of, the obligations against Seller, or other defenses expressly waived hereby or thereby).

11.18.2
Marfrig hereby represents and warrants to Buyer that: (i) Marfrig is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) Marfrig has full corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement subject to the BNDES Consent; (iii) this Agreement has been duly executed and delivered by Marfrig and is a legal, valid and binding obligation of Marfrig, enforceable against it in accordance with its terms, in each case, subject to the BNDES Consent, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other applicable Law of general application relating to or affecting creditors’ rights and to general principles of equity; (iv) the execution, delivery and performance by Marfrig of this Agreement and the consummation of the transactions contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both) or result in the creation of any Lien upon the assets of Marfrig, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Marfrig or to a loss of any benefit to which Marfrig is entitled, or require the Consent of or other action by any Person (which has not already been validly obtained or validly taken in accordance with applicable Law), under (a) any applicable Law, (b) the certificate of incorporation or by-laws or other organizational documents of Marfrig, or (c) assuming the receipt of the BNDES Consent and all consents set forth in Section 3.6 of the Disclosure Schedule, any Contract to which Marfrig or any Affiliate thereof is a party or any Contract or instrument applicable to Marfrig or any of its properties or assets.

11.19	No Recourse
No Financing Source will have any liability to the Seller, either Company, any former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of either Company (in each case, in their capacities as such), or any former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any of the foregoing (in each case, in their capacities as such), relating to or arising out of this Agreement, any Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and none of the foregoing will have any rights or claims against any Financing Source or be entitled to seek the remedy of specific performance of this Agreement against any Financing Source (such Financing Sources being express third party beneficiaries of this sentence).
[Signature pages follow]

IN WITNESS whereof, the Parties have duly executed this Agreement as of the date first above written.

TYSON FOODS, INC.

By: /s/ Tom Hayes
Name: Tom Hayes
Title: President & CEO

[Signature page to Share Purchase Agreement]

IN WITNESS whereof, the Parties have duly executed this Agreement as of the date first above written.

KEYSTONE FOODS HOLDINGS LIMITED

By:     /s/ Marcos Antonio Molina dos Santos
Name: Marcos Antonio Molina dos Santos
Title: Director

By:     /s/ José Eduardo de Oliveira Miron
Name: José Eduardo de Oliveira Miron
Title: Diretor Administrativo Financeiro

MARFRIG GLOBAL FOODS S.A.

By:     /s/ José Eduardo de Oliveira Miron
Name: José Eduardo de Oliveira Miron
Title: Diretor Administrativo Financeiro

By:
Name: Tang David
Title: Diretor

[Signature page to Share Purchase Agreement]

IN WITNESS whereof, the Parties have duly executed this Agreement as of the date first above written.

KEYSTONE FOODS HOLDINGS LIMITED

By:
Name: Marcos Antonio Molina dos Santos
Title: Director

By:
Name: José Eduardo de Oliveira Miron
Title: Diretor Administrativo Financeiro

MARFRIG GLOBAL FOODS S.A.
By:
Name: José Eduardo de Oliveira Miron

Title: Diretor Administrativo Financeiro
By:     /s/ Tang David
Name: Tang David
Title: Diretor

[Signature page to Share Purchase Agreement]